Exhibit 10.1
Execution Copy

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ADVANCED ENERGY INDUSTRIES, INC.,
PV POWERED, INC.
AND
NEPTUNE ACQUISITION SUB, INC.
Dated as of March 24, 2010

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AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of March 24 , 2010 (this “Agreement”), is entered into by and among Advanced Energy Industries, Inc., a corporation organized under the laws of the State of Delaware (the “Acquiror”), Neptune Acquisition Sub, Inc., a corporation organized under the laws of the State of Oregon (“Acquiror Sub”), and PV Powered, Inc., a corporation organized under the laws of the State of Oregon (the “Company”). The Acquiror, Acquiror Sub and the Company, individually hereinafter referred to as “Party” and collectively hereinafter referred to as the “Parties.” Capitalized terms used in this Agreement but not otherwise defined herein are defined in Article XI.
     WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Oregon Business Corporation Act (“Oregon Law”), Acquiror Sub will merge with and into the Company (the “Merger”);
     WHEREAS, the Boards of Directors of Acquiror and Acquiror Sub have determined that the Merger is advisable and fair to their respective companies and shareholders and approved and adopted this Agreement and the transactions contemplated hereby, and contemporaneously with the execution of this Agreement certain shareholders of the Company have executed voting agreements pursuant to which such stockholders have agreed to vote in favor of the Merger;
     WHEREAS, pursuant to the Merger, among other things, all issued and outstanding shares of capital stock of the Company shall be converted into the right to receive cash and shares of the Acquiror in the amounts and on the terms set forth herein;
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows.
ARTICLE I
THE MERGER
     SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Oregon Law, at the Effective Time, Acquiror Sub shall be merged with and into the Company, with the Company being the surviving entity (the “Surviving Company”) in the Merger. Upon consummation of the Merger, the separate corporate existence of Acquiror Sub shall cease, and the Surviving Company shall continue to exist as an Oregon corporation.
     SECTION 1.2. Effective Time. Subject to the provisions of Article VII, as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI, the Surviving Company shall cause the Merger to be consummated by filing the Articles of Merger (the “Articles of Merger”) and any other appropriate documents with the Secretary of State of the State of Oregon, in such form as required by, and executed in accordance with the relevant provisions of, Oregon Law (the date and time of such filing being the “Effective Time”).
     SECTION 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as set forth under Oregon Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquiror Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Acquiror Sub shall become the debts, liabilities and duties of the Surviving Company.
     SECTION 1.4. Articles of Incorporation; Bylaws.
          (a) The articles of incorporation of Acquiror Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company.
          (b) The bylaws of Acquiror Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company.
     SECTION 1.5. Directors and Officers. At the Effective Time, the officers and directors of Acquiror Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.
ARTICLE II
MERGER CONSIDERATION; CONVERSION OF SECURITIES
     SECTION 2.1. Merger Consideration. The aggregate consideration to the Shareholders, payable when and pursuant to the terms and conditions of this Agreement, shall be equal to Ninety Million Dollars ($90,000,000), subject to Section 2.8, consisting of:
          (a) a cash amount equal to Thirty Five Million Dollars ($35,000,000) less the Closing Date Indebtedness and Unsatisfied Transaction Costs payable pursuant to Section 2.8 (the “Cash Consideration”); plus
          (b) a number of shares of Common Stock, par value $0.001 per share, of the Acquiror (the “Acquiror Common Shares”) with an aggregate value of Fifteen Million Dollars ($15,000,000), with the number of such Acquiror Common Shares to be determined based upon the average closing stock price as reported by The Nasdaq Stock Market, Inc. of such shares over the twenty (20) trading days immediately preceding the date hereof (the “Closing Share Consideration” and together with the Cash Consideration, the “Aggregate Merger Consideration Payable at Closing”); plus,
          (c) a cash amount of up to Forty Million ($40,000,000) to be calculated and paid in accordance with Section 2.3 less the Interim CEO Payment (the “Additional Consideration” together with the Aggregate Merger Consideration Payable at Closing, the “Merger Consideration”).

     SECTION 2.2. Payment of Merger Consideration. On the Closing Date, the Acquiror shall deposit with the Exchange Agent cash or immediately available funds in an amount equal to the Cash Consideration and shall deposit with the Exchange Agent certificates representing the Closing Share Consideration, together with cash in an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to Section 2.9. In addition, the Acquiror shall deposit with the Exchange Agent cash or immediately available funds in an amount equal to any Additional Consideration payable at the time and pursuant to the terms and conditions of Section 2.3. The Aggregate Merger Consideration Payable at Closing and the Additional Consideration, if any, shall be distributed without duplication by the Exchange Agent to the Shareholders in accordance with the amounts set forth in the Closing Statement and pursuant to the provisions set forth in Section 2.7. At Closing, the Acquiror, the Shareholder Representative and the Exchange Agent shall enter into an Exchange Agent Agreement pursuant to which the Merger Consideration and the amounts payable pursuant to Section 2.8 shall be deposited, held and disbursed.
     SECTION 2.3. Additional Consideration. The Shareholders shall be entitled to receive the Additional Consideration, or such applicable portion thereof, as deferred payment of a portion of the Merger Consideration, pursuant to the terms set forth below:
          (a) Calculation of Additional Consideration. If (i) PV Commercial Revenue recognized under GAAP for the fiscal year ending December 31, 2010 is greater than Ten Million Dollars ($10,000,000), and (ii) the Gross Margin on the sales of Commercial Inverter Products representing such recognized PV Commercial Revenue (“Commercial Gross Revenue”) is at least 28% (collectively, the “Targets”), then an additional One Dollar ($1.00) of Additional Consideration shall be payable by the Acquiror to the Shareholders in cash for each One Dollar ($1.00) of such PV Commercial Revenue so recognized by the Company and by the Acquiror above Ten Million Dollars ($10,000,000); provided, however, that in no event shall the aggregate amount of Additional Consideration exceed Forty Million Dollars ($40,000,000), less any amounts the Company is entitled to withhold pursuant to Article IX below, or be less than zero dollars.
          (b) Operation During Earn-Out Period. The Company shall be operated on a “stand-alone basis” during the period from Closing until December 31, 2010 (the “Earn-Out Period”) in accordance with the 2010 Plan and the operational limitations and restrictions set forth in Schedule 2.3(b) attached hereto (the “Operating Guidelines”). The General Manager shall have the authority to make and implement decisions relating to the day-to-day operations of the Surviving Company in accordance with the 2010 Plan and subject to the Operating Guidelines. Notwithstanding the foregoing or anything to the contrary herein or in the Operating Guidelines, in the event of a material failure to operate the Surviving Company in accordance with the Operating Guidelines which failure, if capable of cure, is not cured within fifteen (15) Business Days after receipt of written notice thereof, and provided that such breach was not caused by the material breach by Acquiror of any provision of this Section 2.3, including the Operating Guidelines, which Acquiror failed to cure within fifteen (15) Business Days of notice thereof from the Shareholder Representative, then the Acquiror may take any action or direct or cause the Surviving Company to take and/or refrain from taking any action or actions related to such breach by the Surviving Company (an “Acquiror Decision”), which Acquiror Decision shall not result in the acceleration or adjustment to the Additional Consideration payable hereunder and shall otherwise be deemed consented to by the General Manager and the Shareholder Representative, and the Acquiror shall be entitled to exercise any rights of indemnification, including rights of offset against the Additional Consideration, for any Losses arising as a result thereof under Article IX. For the avoidance of doubt, the failure by the Surviving Company to obtain any particular level of financial performance shall not alone constitute a material failure or be grounds for an Acquiror Decision. The Acquiror and the Shareholder Representative shall promptly notify each other in writing of any breach of the other party’s obligations under this Section 2.3 or the Operating Guidelines of which it has Knowledge, including any fraud in the operation of the Surviving Company during the Earn-Out Period (provided that the General Manager shall have complied with Paragraph 7 of the Operating Guidelines) within fifteen (15) Business Days of the occurrence thereof.
          (c) Funding 2010 Operating Plan. The Acquiror agrees to fully fund the operating expenses of the Surviving Company during the Earn-Out Period solely as set forth in the 2010 Plan less the amount of the Evans Advance disbursed at Closing pursuant to Section 2.8. These funds will be available within no more than three (3) Business Days following a draw request delivered to the Acquiror by the General Manager (with a copy to and after consultation with the Shareholder Representative) as a line of credit during 2010 to support the 2010 Plan, and any interest associated with such line of credit shall not be used in the calculation of Commercial Gross Margin. The Acquiror is not required to fund any amounts in excess of the amounts set forth in the 2010 Plan. Any amounts funded in excess of the amounts set forth in the 2010 Plan shall be approved in advance by the Shareholder Representative.
          (d) Earn-Out Statement. As promptly as reasonably practicable and in any event no later than five (5) Business Days after delivery to the Acquiror of copies of the completed and closed books and records of the Surviving Company and the audited financial statements by the Surviving Company (each in a form reasonably satisfactory to the Acquiror and the Shareholder Representative), with respect to the twelve-month period ending December 31, 2010, the Acquiror shall prepare, or cause to be prepared, and deliver to the Shareholder Representative a detailed statement (the “Earn-Out Statement”) (i) containing its calculation of the amount of PV Commercial Revenue, Commercial Gross Margin and the Additional Consideration, if any, in each case prepared in accordance with this Section 2.3 and Schedule 2.3(b), and (ii) reflecting adjustment, if any, to the Additional Consideration as a result of the Acquiror’s exercise of its rights of offset under Article IX.
          (e) Disputes. The Earn-Out Statement (and the computation of the Additional Consideration indicated thereon) prepared and delivered by the Acquiror to the Shareholder Representative in accordance with Section 2.3(d) shall be conclusive and binding upon the Parties unless the Shareholder Representative, within fifteen (15) Business Days after delivery of the Earn-Out Statement notifies the Acquiror in writing that the Shareholder Representative disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor (the “Dispute Notice”); provided, however, that the Shareholder Representative shall not be entitled to dispute the computation of the Additional Consideration set forth in the Earn-Out Statement to the extent the amount disputed is a direct result of any actions or failure to act on the part of the Acquiror that the Shareholder Representative did not timely dispute, or that was otherwise deemed consented to or resolved, pursuant to the provisions of Section 2.3(b), Section 2.3(f) or Section 2.3(g). The Acquiror shall provide the Shareholder Representative reasonable access to the books and records (including financial statements) during normal business hours for the sole purpose of verifying or contesting the amount of the Additional Consideration. If the Shareholder Representative so notifies the Acquiror that it disputes any of the amounts set forth on the Earn-Out Statement, the Acquiror and the Shareholder Representative shall in good faith attempt to promptly resolve the dispute and, if the Acquiror and the Shareholder Representative so resolve all disputes, the Earn-Out Statement (and the computation of the Additional Consideration indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the Acquiror and the Shareholders. If the Acquiror and the Shareholder Representative do not reach agreement in resolving the dispute within fifteen (15) Business Days after delivery of the Dispute Notice, the Acquiror and the Shareholder Representative shall submit the dispute to the Arbiter for resolution. Promptly, but no later than twenty (20) days after acceptance of his or her appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by the Acquiror and the Shareholder Representative, and not on independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Additional Consideration, which shall be conclusive and binding on the Parties. All proceedings conducted by the Arbiter shall take place in Salt Lake City, Utah, or such other location as the Parties may agree. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 2.3, and (y) may not assign a value to any item greater than the greatest value for such items claimed by either the Acquiror or the Shareholder Representative or less than the smallest value for such items claimed by either the Acquiror or the Shareholder Representative. The fees, costs and expenses of the Arbiter shall be allocated to and borne by the Acquiror on the one hand and the Shareholders on the other hand (and among them, based on their Pro Rata Share of the Merger Consideration) based on one (1) minus the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter. For example, should the items in dispute total in amount to $1,000 and the Arbiter awards $600 in favor of the Acquiror’s position, 40% of the costs of its review would be borne by the Acquiror and 60% of the costs would be borne by the Shareholders. Any such amounts to be borne by the Shareholders shall be deducted by the Acquiror from the Additional Consideration, if any, so determined to be payable, and if the Additional Consideration is not sufficient to cover such expenses, then the Shareholders shall promptly reimburse, and indemnify and hold harmless, the Acquiror for the full amount of such expenses.
          (f) Payment of Additional Consideration. The Acquiror shall deposit with the Exchange Agent cash or immediately available funds in the amount of the Additional Consideration payable hereunder (less the amount of the Interim CEO Payment payable pursuant to Section 2.8 and less any amounts in dispute in accordance with Section 2.3(e)) within ten (10) Business Days following approval by the Board of Directors of the Acquiror (the “Acquiror Board”), at its regularly scheduled meeting held in February 2011, of the PV Commercial Revenue, the Commercial Gross Margin and the resulting Additional Consideration payable as set forth in the Earn-Out Statement, or promptly following the determination of such amounts by an Arbiter in the event of a dispute as contemplated by Section 2.3(e); provided that if the PV Commercial Revenue and Commercial Gross Margin targets set forth in Section 2.3(a) have been achieved prior to the regularly scheduled meeting of the Acquiror Board held prior to the end of the fiscal year ending December 31, 2010, then such payment to the Exchange Agent shall be made promptly following approval of the Acquiror Board at such meeting. The Exchange Agent shall promptly disburse to each Shareholder his, her or its Pro Rata Share of the Additional Consideration (other than any amounts that are subject to dispute). The Acquiror shall furnish to the Shareholder Representative at least five (5) days advance written notice of the Acquiror Board meeting, together with all materials provided to the Acquiror Board relating to the calculation and approval of the Additional Consideration as well as any recommendations contained therein. The standard for the Acquiror Board approval of the Additional Consideration is whether the calculations of PV Commercial Revenue and Commercial Gross Margin set forth in the Earn-Out Statement were determined in accordance with the terms of this Agreement. If the Acquiror Board approves any modification to the calculation of the Additional Consideration set forth in the Earn-Out Statement, the Acquiror shall notify the Shareholder Representative of such modification, specifying the basis therefor and the computation of Additional Consideration so approved by the Acquiror Board. Any late payment of the Additional Consideration shall bear interest at the then senior bank rate available to the Acquiror plus 200 basis points. Notwithstanding anything to the contrary herein, if there is a dispute with respect to the amount of Additional Consideration payable hereunder, the Acquiror shall promptly deposit with the Exchange Agent any undisputed portion of the Additional Consideration as otherwise required by this Section 2.3(f); provided that if the Acquiror has a reasonable basis for claiming fraud or intentional material misrepresentation in the conduct of the business of the Surviving Company during the Earn-Out Period, the Acquiror shall provide the Shareholder Representative with notice thereof, specifying in reasonable details the basis for such claim, and shall be entitled to withhold the entire amount of Additional Consideration pending determination of the amounts recoverable by the Acquiror pursuant to Article IX.
          (g) Limitation of Liability. In no event shall the Acquiror have any liability for a breach of this Section 2.3 (other than for a breach of its funding obligations under Section 2.3(c) or payment obligations under Section 2.3(f)) unless the Shareholder Representative gives the Acquiror notice of such breach within fifteen (15) Business Days after it has Knowledge of the occurrence thereof, and the Acquiror fails to cure such breach within fifteen (15) Business Days of the date of such notice, and the Shareholder Representative can reasonably demonstrate that such breach directly impacted PV Commercial Revenue and/or Commercial Gross Margin during the Earn-Out Period, the amount of such impact and the amount of Additional Consideration that would have been payable had such breach not occurred (such amount being the “Earn-Out Loss”), in which event the liability of the Acquiror shall be limited solely to the amount of such Earn-Out Loss not paid to the Shareholders. If the Acquiror disputes the amount of such Earn-Out Loss then the Acquiror shall be entitled, within thirty (30) days of notice from the Shareholder Representative of such amount, to provide a written objection (an “Acquiror Objection”) to the Shareholder Representative, the General Manager and the Board of Directors of the Surviving Company detailing the basis for such objection. After receipt of such Acquiror Objection, the Acquiror and the Shareholder Representative shall negotiate in good faith the amount of the Earn-Out Loss. If Acquiror and the Shareholder Representative cannot reach agreement on Earn-Out Loss within five (5) Business Days after delivery of the Acquiror Objection, then the Acquiror and the Shareholder Representative shall submit the dispute to the Board of Directors of the Surviving Company for review. If the Board of Directors of the Surviving Company and the Shareholder Representative are unable to resolve such dispute within five (5) Business Days after submission for their review, they shall submit the dispute to the Arbiter for review. The Arbiter shall be engaged to provide an independent assessment of the extent to which the breach by the Acquiror directly impacted PV Commercial Revenue and/or Commercial Gross Margin during the Earn-Out Period and the amount of the Earn-Out Loss, and such determinations shall be deemed binding upon the parties hereto. To the extent that the parties agree or the Arbiter determines that there is an Earn-Out Loss, such amount shall be paid to the Shareholders not more than three (3) Business Days after such determination (subject to the Deductible and the cap set forth in Section 9.5).
          By tendering his, her or its Certificate(s) and accepting the Merger Consideration hereunder, each Shareholder understands and agrees that following the Closing, (i) the Acquiror has no duty, obligation or liability to operate or conduct the business of the Company or the Acquiror following the Closing in any manner, except to the extent expressly set forth herein, (ii) no Shareholder shall have any claim against the Acquiror, the Surviving Company or their respective Affiliates with respect to the conduct of the business of the Company or the Acquiror following the Closing or the Additional Consideration, other than a failure to pay any Additional Consideration as expressly required by this Agreement, (iii) no Shareholder shall have any claim against the Acquiror, the Surviving Company or their respective Affiliates with respect to any services provided by the Acquiror at the request of the Surviving Company on a voluntary basis, including the sufficiency of such services or the determination by Acquiror not to provide such services, or any determination by the Acquiror or the Board of Directors of the Surviving Company to approve or consent to, or to not approve or consent to, any matters requiring their approval or consent under the Operating Guidelines, and (iv) the Additional Consideration is contingent on reaching the applicable PV Commercial Revenue and Commercial Gross Margin goals set forth in this Section 2.3, and there is no guarantee such Targets will be reached or the Additional Consideration Paid unless it is earned. The Acquiror makes no representation and expresses no opinion as to (x) the value of this Section 2.3 to the Shareholders or (y) whether or not this Section 2.3 will increase the Merger Consideration payable to the Shareholders. The Acquiror understands and agrees that there is no guarantee the Targets will be reached during the Earn-Out Period.
          (h) Acquiror Change in Control. If there is an Acquiror Change in Control during the Earn-Out Period, the obligations of the Acquiror under this Section 2.3 will be assumed in full in writing by the surviving or acquiring company in such Acquiror Change in Control, and any Additional Consideration, to the extent earned, will be paid in 2011 as soon as reasonably practicable once the board of directors of such company reviews and approves such calculation as if the Acquiror Change in Control had not occurred, which review and approval shall occur at the first regularly scheduled meeting of such board of directors following the later of the date the Earn-Out Statement is delivered or the closing of such Acquiror Change in Control. Acquiror shall notify the Shareholder Representative of an Acquiror Change of Control as soon as it is required to make such disclosure under applicable Law to the public.

          (i) Rights of Shareholder Representative. Nothing contained herein shall entitle the General Manager or Acquiror to take any action to bind the Shareholder Representative. The General Manager shall provide to the Shareholder Representative the materials and any notices provided to the Board of Directors of the Surviving Company when such materials or notices are provided to the Board of Directors as well as the information provided in Paragraph 6 of Schedule 2.3(b). The Acquiror shall provide to the Shareholder Representative the monthly financial statements of the Surviving Company, including separate breakdowns of the PV Commercial Revenue and Commercial Gross Margin, as soon as practicable after completion thereof. The General Manager shall be available on reasonable advance notice and during normal business hours to answer reasonable inquiries from the Shareholder Representative regarding PV Commercial Revenue and Commercial Gross Margin, and the Shareholder Representative shall be entitled periodically to inspect the facilities and the books and records of the Surviving Company for purposes of verifying the progress of the Surviving Company in the achievement of the Targets. In the event of the departure of the General Manager or any Director level or above employee of the Surviving Company for any reason, the Shareholder Representative shall have the right to consent to any replacement thereof, such consent not to be unreasonably withheld or delayed. The Shareholder Representative shall at all times maintain the confidentiality of all information and materials, in whatever medium, furnished to the Shareholder Representative or to which the Shareholder Representative has access pursuant to the terms and conditions of a confidentiality agreement to be entered into by and between the Shareholder Representative and the Acquiror at Closing (the “Shareholder Representative Confidentiality Agreement”).
     SECTION 2.4. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Acquiror, Acquiror Sub or the Company, or of the holders of any shares of common stock of the Company (the “Common Shares”), any shares of preferred stock of the Company (the “Preferred Shares” and together with the Common Shares, the “Company Shares”), or any shares of capital stock of Acquiror Sub:
          (a) Subject to the other provisions of this Section 2.4, each issued and outstanding Common Share (excluding for these purposes Dissenting Shares) shall be converted into the right to receive, upon the surrender of the certificate formerly representing such Common Share (or lost share affidavit in a form reasonably acceptable to Acquiror), and without interest, (i) cash in an amount equal to the Cash Consideration (less the amount of the Closing Date Indebtedness and Unsatisfied Transaction Costs paid pursuant to Section 2.8) divided by the Base Number (the “Per Share Closing Cash Consideration”), (ii) a number of Acquiror Common Shares equal to the Closing Share Consideration divided by the Base Number (the “Per Share Closing Share Consideration”), and (iii) the right to receive a portion of the Additional Consideration, if any, payable pursuant to Section 2.3 equal to the Additional Consideration (less the subsequent Interim CEO Payment not paid at Closing) divided by the Base Number (the “Per Share Additional Consideration”).
          (b) Subject to the other provisions of this Section 2.4, each issued and outstanding Preferred Share (excluding for these purposes Dissenting Shares) shall be converted into the right to receive, upon the surrender of the certificate formerly representing such Preferred Share, and without interest, (i) cash in an amount equal to the Per Share Closing Cash

Consideration multiplied by 1.15, (ii) a number of Acquiror Common Shares equal to the Per Share Closing Share Consideration multiplied by 1.15, and (iii) the right to receive a portion of the Additional Consideration, if any, payable pursuant to Section 2.3 equal to the Per Share Additional Consideration multiplied by 1.15.
          (c) Each such Common Share and Preferred Share (excluding for these purposes Dissenting Shares) shall no longer be outstanding and shall be cancelled and shall cease to exist, and each holder of a stock certificate which immediately prior to the Effective Time represents any such Common Share or Preferred Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable pursuant to Section 2.4(a) and Section 2.4(b), as applicable.
          (d) Each share of capital stock of the Company that is owned by the Company (as treasury or otherwise), and by the Acquiror or any Subsidiary of the Acquiror, including without limitation, Acquiror Sub, immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment shall be made with respect thereto.
     SECTION 2.5. Dissenting Shares. Common Shares and Preferred Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a Shareholder who has not voted such shares in favor of the Merger and who has demanded or may properly demand appraisal rights in the manner provided under applicable provisions of Oregon Law (“Dissenting Shares”) shall not be converted into a right to receive a portion of the Merger Consideration unless and until the Effective Time has occurred and the holder of such Dissenting Shares becomes ineligible for such appraisal rights. The holders of Dissenting Shares shall be entitled only to such rights as are granted under applicable provisions of the Oregon Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to applicable provisions of Oregon Law shall receive payment therefor from the Surviving Company in accordance with Oregon Law; provided, however, that (a) if any such holder of Dissenting Shares shall have failed to establish entitlement to appraisal rights as provided under applicable provisions of Oregon Law, or (b) if any such holder of Dissenting Shares shall have effectively withdrawn demand for appraisal of such shares or lost the right to appraisal and payment for such shares under applicable provisions of Oregon Law, such holder of Dissenting Shares shall forfeit the right to appraisal of such shares and each such Dissenting Share shall be treated as if it had been, as of the Effective Time, converted into a right to receive the applicable portion of the Merger Consideration, without interest thereon, as provided in Section 2.3 of this Agreement. The Company shall give the Acquiror prompt notice of any demands received by the Company for appraisal of any Common Shares or Preferred Shares and the Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands, provided that the Acquiror shall not have authority to bind the Company in such negotiations and proceedings. The Company shall not, except with the prior written consent of the Acquiror, make any payment with respect to, or settle or offer to settle, any such demands, with respect to any holder of Dissenting Shares before the Effective Time. Notwithstanding the foregoing, as provided in Article VI, it is a condition to the Acquiror’s obligations pursuant to this Agreement that holders of Company Shares representing in excess of 95% of the issued and outstanding Company Shares immediately prior to the Effective Time shall not have demanded payment or exercised appraisal rights under applicable provisions of Oregon Law.

     SECTION 2.6. Termination of Company Options and Company Warrants. Each Company Option and each Company Warrant that shall not have been exercised prior to the Effective Time and is not terminated automatically or otherwise in accordance with the Company Option Plans shall be terminated immediately prior to the Effective Time.
     SECTION 2.7. Exchange Procedures.
          (a) Exchange of Certificates. Prior to receiving any portion of the Merger Consideration, each holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding Company Shares (each, a “Certificate” and, collectively, the “Certificates”), shall have delivered to the Exchange Agent (i) a properly completed and duly executed letter of transmittal (a “Letter of Transmittal”) and (ii) the Certificates held of record by such holder. Such Letter of Transmittal shall have been previously delivered by the Exchange Agent to such holder along with instructions thereto and a notice to the effect that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate to the Company, together with such Letter of Transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration into which the shares represented by such Certificate shall have been converted pursuant to Section 2.4, and the Certificate so surrendered shall be canceled. If the portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Company that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.7, each Certificate shall be deemed as of the Effective Time of the Merger to represent only the right to receive, upon surrender of such Certificate in accordance with this Section 2.7, the consideration into which the shares represented by such Certificate shall have been converted pursuant to Section 2.3. If any certificate evidencing any Company Share shall have been lost, stolen or destroyed, the Exchange Agent may, in its discretion and as a condition precedent to the issuance of any consideration pursuant to Section 2.3, require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit with respect to such certificate.
          (b) At any time following the twelve (12) month anniversary of the Closing Date, the Acquiror shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) that had been deposited with the Exchange Agent and which have not been disbursed to the Shareholders, and thereafter, such Shareholders shall be entitled to look only to the Surviving Company (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that would otherwise be payable upon surrender of any Certificates held by such Shareholders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such Shareholders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Laws, the property of the other Shareholders on a pro rata basis, free and clear of all claims or interests of any Person previously entitled thereto, and shall be deposited in a separate account maintained solely for holding such funds by the Surviving Company. Notwithstanding the foregoing, none of the Acquiror, Acquiror Sub or the Surviving Company shall be liable to any former Shareholder for any portion of the Merger Consideration or interest thereon properly delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law, or deposited into a separate account maintained by the Company pursuant to the immediately prior sentence.
          (c) No Further Ownership Rights in Common Shares. All consideration paid upon the surrender of the Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Shares previously represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Common Shares that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, Certificates are presented to the Surviving Company or the Acquiror for any reason, they shall be canceled and exchanged as provided in this Article II.
          (d) No Liability. None of the Exchange Agent, Acquiror, Acquiror Sub, the Company or the Surviving Company shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     SECTION 2.8. Certain Payments. On the Closing Date, the Acquiror shall, on behalf of the Company and the Shareholders, as applicable, pay to such account or accounts as the Company specifies to the Acquiror in writing at least three (3) Business Days prior to the Closing Date, the aggregate amount of any Closing Date Indebtedness, Unsatisfied Transaction Costs and the Evans Advance, along with evidence reasonably satisfactory to the Acquiror of such amounts so due and payable. The Cash Consideration paid at Closing shall be reduced by the aggregate amount of any such payments of Closing Date Indebtedness and Unsatisfied Transaction Costs, but not by the amount of the Evans Advance which shall be paid directly by Acquiror to Evans Renewable Holdings III, LLC by wire transfer of same day funds. For the avoidance of doubt, the Evans Advance shall not be considered part of the Merger Consideration or Cash Consideration and shall be paid at Closing in addition to the Merger Consideration and Cash Consideration (as so reduced pursuant to the preceding sentence). On the date any Additional Consideration is payable pursuant to Section 2.3, the Acquiror shall, on behalf of the Company, pay to such account or accounts as the Shareholder Representative specifies to the Acquiror in writing at least one (1) Business Day prior to such date of payment, the aggregate amount of the Interim CEO Payment, which amount shall reduce the Additional Consideration payable to the Shareholders under Section 2.3.
     SECTION 2.9. No Fractional Shares. No certificates representing fractional Acquiror Shares shall be issued upon the surrender for exchange of Certificates and such a fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of the Acquiror. In lieu of receiving any such fractional share, each holder of Acquiror Shares who would otherwise have been entitled thereto upon the surrender of

Certificates for exchange will receive cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying such fractional share by the average closing stock price as reported by The Nasdaq Stock Market, Inc. of such shares over the twenty (20) trading days immediately preceding the Closing Date. No certificates representing fractional Acquiror Shares shall be issued and such a fractional share shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of Acquiror. In lieu of receiving any such fractional share, each Shareholder who would otherwise have been entitled thereto will receive cash (without interest) in an amount rounded to the nearest whole cent, determined by multiplying such fractional share by the applicable Future Average Price. Acquiror shall make available to the Exchange Agent the cash necessary for this purpose.
     SECTION 2.10. Withholding Taxes. Notwithstanding anything to the contrary contained herein, the Exchange Agent, the Acquiror, Acquiror Sub, the Company or the Surviving Company (as appropriate) shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to or on behalf of a Shareholder or other recipient of consideration as contemplated hereby such amounts as such Party is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, (a) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder in respect of which such deduction and withholding was made, and (b) the Exchange Agent, the Acquiror, Acquiror Sub, the Company or the Surviving Company (as appropriate) shall provide to such Shareholder written notice of the amounts so deducted or withheld.
     SECTION 2.11. Closing Statement.
          (a) Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Acquiror a statement (the “Closing Statement”) signed by the Chief Financial Officer of the Company (on behalf and in the name of the Company), which sets forth in reasonable detail (i) the payee and amount of any Closing Date Indebtedness, Evans Advance and Unsatisfied Transaction Costs, (ii) Base Number, (iii) the name of each holder of Common Shares and the number of Common Shares outstanding and held by each such Shareholder immediately prior to Closing, (iv) the name of each holder of Preferred Shares and the number of Common Shares into which the Preferred Shares outstanding and held by each such Shareholder are convertible immediately prior to the Closing pursuant to Article IV of the Company’s Articles of Incorporation, (v) the name of each holder of a Company Option and a Company Warrant who has elected to exercise such Company Option or Warrant and the number of Common Shares issuable as a result of such exercise, (vi) the Per Share Closing Cash Consideration and the Per Share Closing Share Consideration (each determined in accordance with the Articles of Incorporation) allocated to each Shareholder and each holder of a Company Option and Company Warrant, and (vii) the Per Share Additional Consideration allocated to each Shareholder and each holder of a Company Option and Company Warrant (to the extent that each holder of a Company Option and Company Warrant are not set forth in the definition of Shareholder).

          (b) The Company shall attach to the Closing Statement such documents as are necessary to confirm to the satisfaction of the Acquiror that, upon payment of the respective amounts to the Shareholders as specified in the Closing Statement, each Shareholder shall have been paid in full, in accordance with the Articles of Incorporation, such Shareholder’s allocation of the Merger Consideration based on the number of Common Shares and Preferred Shares held by such Shareholder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as specifically set forth in the Schedules (with specific references to the Section or subsection of this Agreement to which the information stated in such disclosure relates), the Company hereby represents, warrants to and agrees with the Acquiror and Acquiror Sub as follows, in each case as of the date of this Agreement and as of the Closing Date:
     SECTION 3.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under Oregon Law, and has the full corporate power and authority to own, operate and lease its assets, to carry on its business as currently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The Company is duly qualified or authorized to conduct business as a foreign corporation and is in good standing in the states, countries and territories listed in Schedule 3.1 and in each jurisdiction where the nature of its business or the character of the assets owned, leased or otherwise held by it makes such qualification or authorization necessary, other than where the failure to be so qualified, authorized or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.
     SECTION 3.2. Subsidiaries. The Company does not have any Subsidiaries.
     SECTION 3.3. Corporate Records.
          (a) The Company has furnished to the Acquiror a true and complete copy of the articles of incorporation of the Company which is filed with the Oregon Secretary of State and a true and complete copy of the Company’s bylaws, and all amendments thereto, as in effect on the date of this Agreement.
          (b) Except as set forth in Schedule 3.3, the stock records and financial records of the Company are complete and correct in all material respects and have been maintained in accordance with reasonable business practices for companies similar to the Company, and the Company will have prior to Closing made available to the Acquiror the minutes for all meetings of the Board of Directors and/or shareholders of the Company, for which minutes were taken, held as of the date hereof (or written consents in lieu of such meetings when such actions were taken pursuant to written consent).
     SECTION 3.4. Capitalization; Owners of Shares. The authorized capital stock of the Company consists of (i) 2,000,000,000 Common Shares, of which 1,245,675 Common Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and (ii) 260,000,000 Preferred Shares of which all such shares are designated Series A Convertible Preferred, all of which are issued and outstanding, and all of which are duly authorized, validly issued. Schedule 3.4(a) sets forth the names and addresses of all holders of record of Company Shares and the number and class of shares held by each such holder. No other Company Shares have been reserved for any purpose. Except as set forth in Schedule 3.4(b) (which shows the Company Options and Company Warrants) or as set forth in the articles of incorporation of the Company, there are no securities convertible into or exchangeable for Company Shares or any other securities of Company, and no outstanding or authorized options, rights (preemptive or otherwise), warrants, rights of redemption, claims of any character, or other rights, contingent or otherwise, to purchase or to sell or subscribe for any shares of such shares or other securities of the Company. Except as set forth in Schedule 3.4(b) or (c), there are no outstanding Contracts affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of Common Shares, any other securities of the Company, except as contemplated hereunder. There are no dividends or similar distributions which have accrued or been declared but are unpaid on the capital stock or other equity interests of the Company, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment (whether related to Taxes or otherwise) to any current or former holder of the Company’s capital stock. Except as set forth in Schedule 3.4, the Company has never purchased, redeemed or otherwise acquired, or effectuated any split, combination, reclassification or recapitalization of any of its shares of capital stock or other equity interests, or entered into any agreement to do any of the foregoing. The Company has complied in all material respects with all applicable Law in connection with the offer, sale, issuance, purchase, redemption or acquisition, or any split, combination, reclassification or recapitalization, of any of its capital stock or other equity interests and, to the Company’s Knowledge, there are no rights of rescission under applicable Law with respect thereto.
     SECTION 3.5. Authority; Binding Obligation. The Company has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each of the other agreements, documents, certificates or other instruments executed and delivered by the Company and contemplated to be so executed and delivered by the Company hereby (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions hereby and thereby. The execution, delivery and performance by the Company of this Agreement, the execution, delivery and performance by the Company of the Company Documents, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the Company Documents, or to consummate the transactions contemplated hereby and thereby, other than the approval and adoption of this Agreement by the Company in accordance with Oregon Law and the Company’s articles of incorporation (as amended) and bylaws. This Agreement has been, and the Company Documents will be at or prior to the Closing, duly executed and delivered by the Company. This Agreement constitutes, and the Company Documents when so executed and delivered, will constitute a legal, valid and binding obligation of the Company, enforceable in accordance with its terms except for the Enforceability Exceptions; provided, however, that the Merger will not become effective until the Articles of Merger are filed with the office of the Secretary of State of the State of Oregon.

     SECTION 3.6. No Conflict; Required Filings and Consents. The execution, delivery and performance by the Company of this Agreement and the Company Documents, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not:
          (a) conflict with, or violate any provision of, the articles of incorporation or bylaws of the Company;
          (b) except as set forth in Schedule 3.6(b), conflict with or violate in any material respect any Law applicable to the Company or any of its assets;
          (c) subject to obtaining the consents and approvals set forth in Schedule 3.6(c), conflict with, result in any material breach of, or constitute a material default (or an event that with notice or lapse of time or both would become a default), result in a change of control or result in the termination or acceleration, or create in another Person a put right, purchase obligation or similar right under any Material Contract to which the Company is a party or by which the Company or any of its assets, is bound;
          (d) result in or require the creation or imposition of, or result in the acceleration of, any Indebtedness or any Encumbrance of any nature upon, or with respect to, the Company or any of the assets now owned or hereafter acquired by the Company, except as set forth on Schedule 3.6(d).
          (e) subject to obtaining the consents and approvals set forth in Schedule 3.6(c) and except as set forth in Schedule 3.6(e), require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Agreement, except (i) the filing and acceptance for record of the Articles of Merger as required by Oregon Law; (ii) the approval of the holders of at least fifty percent (50%) of the outstanding Company Shares (voting on an as converted to Common Share basis) of this Agreement; and (iii) the pre-merger notification requirements under the HSR Act; or
          (f) subject to obtaining the consents and approvals set forth in Schedule 3.6(c) and except as set forth in Schedule 3.6(f), result in or give rise to any penalty, forfeiture, Contract termination, right of termination, amendment or cancellation, or restriction on business operations of the Company.

     SECTION 3.7. Financial Statements and Condition.
          (a) Schedule 3.7(a) sets forth copies of (i) the unaudited balance sheets of the Company as at December 31, 2008 and 2007 and the related unaudited statements of income, stockholders’ equity and cash flows of the Company for the years then ended, (ii) the audited balance sheet of the Company as at December 31, 2009 and the related audited statements of operations, stockholders’ equity and cash flows of the Company for the year then ended (the “Audited Financial Statements”), and (iii) the internally prepared unaudited balance sheet of the Company as of and at January 31, 2010, and the related consolidated statements of income and cash flows of the Company for the one-month period then ended (the “Interim Financial Statements”) (such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, subject, in the case of the Interim Financial Statements, to normal year end adjustments and the absence of notes thereto, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied by the Company without modification of such accounting principles used in the preparation thereof throughout the periods presented, presents fairly in all material respects, the consolidated financial position and results of operations, changes in stockholders’ equity and cash flows of the Company as at the dates and for the periods indicated therein. For the purposes hereof, the unaudited balance sheet of the Company at January 31, 2010 is referred to as the “Balance Sheet” and January 31, 2010 is referred to as the “Balance Sheet Date.”
          (b) The Company maintains internal controls over financial reporting sufficient in all material respects to provide reasonable assurances (a) that material transactions are recorded as necessary (i) to permit preparation of financial statements in conformity in all material respects with GAAP (subject to adjustments consistent with the past practice) and (ii) to maintain accountability of material assets and (b) that transactions are executed, and access to assets is permitted, in accordance with management’s general or specific authorizations. During the periods covered by the Audited Financial Statements, (i) there has been no change in such internal controls that has materially affected such internal controls, (ii) there is no material deficiency or weakness that has materially adversely affected the Company’s ability to record, process, summarize or report financial information, and (iii) there has been no fraud to the Company’s Knowledge that involves management or other employees of the Company who have a significant role in the operation of the Company’s internal controls. Each exception to this Section 3.7(b) set forth on the Company Disclosure Schedule, if any, has been previously reported to the Company’s Board of Directors. The Company has not received any written or oral complaint, allegation or claim that it has engaged in improper accounting or other financial business practices. Nothing contained herein contains any representation or warranty that the Company has satisfied the requirements of Section 404 of the Sarbanes-Oxley Act.
     SECTION 3.8. Absence of Certain Developments. Except for the transactions contemplated hereby and except as set forth in Schedule 3.8, since December 31, 2009 the Company has conducted its business in the Ordinary Course of Business and there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or based upon the Company’s Knowledge as to not only the facts, but also as to the reasonable likelihood of a Company

Material Adverse Effect subject to the MAE Exceptions, based upon the facts known as of the date of this representation (which for the avoidance of doubt, the date of this representation shall be deemed to be date hereof and the Closing Date), would reasonably be likely as modified by, or except as otherwise permitted under Section 5.2 hereof, would reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2009, except as set forth in Schedule 3.8:
          (a) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the assets of the Company (whether tangible or intangible) having a replacement cost of more than $25,000 for any single loss or $50,000 for all such losses, including without limitation, writing down the value of inventory or writing off notes or accounts receivable;
          (b) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;
          (c) except as disclosed to the Acquiror prior to the date hereof in writing or on Schedule 3.8, the Company has not awarded or paid any bonuses to any employees which would bind, obligate or become a liability of the Surviving Company after Closing, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any employees or any of the Company’s directors, independent consultants, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such employees, independent consultants, directors, agents or representatives, which would bind, obligate or become a liability of the Surviving Company after Closing;
          (d) there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;
          (e) the Company has not made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;
          (f) the Company has not entered into any transaction or Contract other than in the Ordinary Course of Business or as contemplated hereby;
          (g) the Company has not failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings or in the Ordinary Course of Business;
          (h) the Company has not made any loans, advances or capital contributions to, or investments in, any Person;

          (i) the Company has not paid any fees or expenses to any Shareholder or any director, officer, partner, shareholder or Affiliate of any Shareholder, other than in the Ordinary Course of Business or as reflected on the books and records of the Company;
          (j) the Company has not (i) mortgaged, pledged or subjected to any Encumbrance any of the assets of the Company, or (ii) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any material assets;
          (k) the Company has not discharged or satisfied any Encumbrance, or paid any liability, except in the Ordinary Course of Business;
          (l) the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right;
          (m) the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of $10,000 in the aggregate;
          (n) except for the Evans Advance, the Company has not issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness in an amount in excess of $20,000 in the aggregate;
          (o) the Company has not granted any license or sublicense of any rights under or with respect to any Proprietary Rights;
          (p) the Company has not instituted or settled any Legal Proceeding;
          (q) there has been no event, occurrence, development, state of circumstances, facts, or condition of any character that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect subject to the MAE Exceptions; and
          (r) the Company has not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 3.8.
     SECTION 3.9. Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.9, there are no liabilities or obligations (whether accrued, absolute or contingent, matured or unmatured, known or unknown or otherwise) (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) of the Company other than those (i) specifically reflected on and fully reserved against in the Balance Sheet, or (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date (or prior to the Balance Sheet Date but not invoiced until after the date), none of which, in the aggregate, exceed $10,000 in amount, or (iii) under Contracts not required to be listed in Schedule 3.14(a) of the Company Disclosure Schedules
     SECTION 3.10. Litigation; Disputes. Except as set forth in Schedule 3.10(a), there are no Legal Proceedings, individually or in the aggregate, in excess of $25,000 pending or, to the

Company’s Knowledge, threatened against the Company or any of the assets or its business, or which question the validity or enforceability of this Agreement or any action contemplated herein. The Company is not operating under or subject to, or in default with respect to, any Order of any Governmental Entity. Schedule 3.10(b), sets forth all agreements entered into by the Company since January 1, 2007 (i) settling or otherwise terminating actions, suits, claims, governmental investigations or arbitration proceedings against the Company or any of the assets or businesses in excess of $20,000, provided, however, with respect to claims by customers of the Company, Schedule 3.10(b) sets forth only those agreements relating to written claims received from such customers or (ii) which question the validity or enforceability of this Agreement or any action contemplated herein. Except as set forth in Schedule 3.10(c), no material disputes currently exist with any customer of the Company or, to the Company’s Knowledge, have been threatened by any customer of the Company in writing that could reasonably be expected to result in future liabilities in excess of $20,000. The Company has not received a written expression of dissatisfaction from a Material Customer of the Company with respect to the Company’s products or services provided to such customer which may reasonably be expected to lead to such customer’s termination of its Company Customer Contract or business relationship with the Company.
     SECTION 3.11. Compliance with Laws; Permits. The Company has complied and is in compliance in all material respects with all Laws applicable to Company and its business or assets. Since January 1, 2005, the Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply, in any material respect, with any Laws and no investigation or proceeding with respect to any such violation is pending or, to the Company’s Knowledge, threatened.
        Schedule 3.11 lists all material Permits which are required for the operation of the business of the Company as presently conducted. All such Permits are valid and in full force and effect, the Company is in material compliance with their requirements, and the Company is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, of any term, condition or provision of any Permit to which it is a party, to which its business is subject or by which its properties or assets are bound, and no proceeding is pending or, to the Company’s Knowledge, threatened to revoke or amend any of the Permits, unless same would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to the Acquiror a true and complete copy of each of the Permits.
     SECTION 3.12. Real Property Leases. The Company does not own real property, nor has the Company ever owned any real property. Schedule 3.12(a) sets forth a list of all real property and interests in real property currently, or at any time since January 1, 2007, leased by the Company which are referred to herein as the “Real Property Leases.” Except as set forth in Schedule 3.12(b), the Company has a valid and enforceable leasehold interest under each of the Real Property Leases, free and clear of all Encumbrances other than the Permitted Encumbrances. Each of the Real Property Leases is in full force and effect, and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to the Real

Property Leases has exercised any termination rights with respect thereto. The leased real property described in Schedule 3.12(a) constitute all interests in real property currently used or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted. All of the leased real property, buildings, fixtures and improvements thereon owned or leased by the Company is in good operating condition and repair (subject to normal wear and tear and maintenance). The Company has delivered or otherwise made available to the Acquiror true, correct and complete copies of all Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. Except as set forth in Schedule 3.12(b), the Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.
     SECTION 3.13. Tangible Personal Property. The Company has good title to, or a valid leasehold interest in, all of its tangible assets and properties, free and clear of all Encumbrances other than Permitted Encumbrances or as listed on Schedule 3.13, and such tangible assets comprise the assets necessary to conduct the businesses of the Company as currently conducted. All tangible assets owned or leased by the Company are in normal operating condition and repair, ordinary wear and tear excepted and any obsolete or non-working assets have been removed from the Company’s list of assets in accordance with GAAP.
     SECTION 3.14. Material Contracts and Company Customer Contracts.
          (a) Schedule 3.14(a) lists each Material Contract. A “Material Contract” shall mean any Contract (other than a Company Customer Contract) to which the Company is a party or by which the Company, or any of its assets, is bound pursuant to which the obligations, of either party thereto are, or are contemplated to be, $20,000 or more.
          (b) Each Material Contract is in full force and effect, constitutes a valid and binding obligation of and is legally enforceable in accordance with its terms against the Company (except for the Enforceability Exceptions) and, to the Knowledge of the Company, the Material Contracts are valid, binding and enforceable obligations of the other parties thereto (except for the Enforceability Exceptions). The Company has complied, in all material respects, with all of the provisions of such Material Contracts. Except as set forth in Schedule 3.14(b), with respect to any Material Contract there has not been (i) any failure by the Company or, to the Knowledge of the Company, any other party to any such Material Contract to comply with all material provisions thereof, (ii) any material default by the Company or, to the Knowledge of the Company, any other party thereunder and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default, (iii) to the Company’s Knowledge, any threatened cancellation thereof or (iv) any material outstanding dispute thereunder. Except as set forth in Schedule 3.14(b), the execution of this Agreement by the Company and its performance hereunder will not cause, or result in, a breach or default, or require any consent or notice, under any Material Contract.
          (c) The Company has provided to the Acquiror a list of all customers of the Company, as of March, 2010 and will provide a list of all customers that support the projections of PV Commercial Revenue in the 2010 Plan. Each Company Customer Contract is in full force and effect, constitutes a valid and binding obligation of and is legally enforceable in accordance with its terms against the Company except for the Enforceability Exceptions and, to the Knowledge of the Company, the Company Customer Contracts are valid, binding and enforceable obligations of the other parties thereto except for the Enforceability Exceptions. The Company has complied, in all material respects, with all of the provisions of such Company Customer Contracts. Except as set forth in Schedule 3.14(c), with respect to any Company Customer Contract there has not been (i) any uncured failure by the Company or, to the Knowledge of the Company, any other party to any such Company Customer Contract to comply with all material provisions thereof, (ii) any uncured material default by the Company or, to the Knowledge of the Company, any other party thereunder and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default, (iii) any threatened cancellation thereof or (iv) any material outstanding dispute thereunder. Except as set forth in Schedule 3.14(c), the execution of this Agreement by the Company and its performance hereunder will not cause, or result in, a breach or default, or require any consent or notice, under any Company Customer Contract (except to the extent that such item is already scheduled under 3.14(b)).
     SECTION 3.15. Employee Relations. There are no collective bargaining or other labor union agreements to which the Company is a party and there are no labor or collective bargaining agreements which pertain to employees of the Company. There is no union organization activity involving any of the employees pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees with respect to the Company. There are, and for the past two (2) years have been, no strikes, slowdowns, lockdowns, arbitrations, work stoppages or material grievances or other organized labor disputes pending or, to the Knowledge of Company, threatened or reasonably anticipated between the Company and (a) any current or former employees of the Company or (b) any union or other collective bargaining unit representing such employees. The Company has complied, in all material respects, and is in compliance with, in all material respects, all Laws relating to employment or the workplace, including, without limitation, Laws relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker’s compensation, employee privacy and right to know. The Company is in compliance, in all material respects, with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company.
     SECTION 3.16. Employment Terms. The Company has delivered to the Acquiror a true and complete list containing the names and positions of all employees of the Company as of the date hereof, together with (a) each employee’s current annual salary or wage, (b) the amount and date of any scheduled salary increase for each employee, (c) bonus compensation, paid or payable to each such employee and the terms thereof, (d) commissions due and draws outstanding for each employee (e) any and all other compensation, whether payable in cash or equity, for each employee and the terms thereof, and (f) other advances or receivables owing to the Company from each employee. Except as set forth in Schedule 3.16, to the Company’s Knowledge, none of the Company’s employees has expressed a present intention, as of the date of this Agreement, to resign or retire from employment.
     SECTION 3.17. Pension and Benefit Plans.
          (a) Each Company Benefit Plan is set forth in Schedule 3.17(a). The Company has delivered to the Acquiror prior to the execution of this Agreement true and complete copies (or written descriptions, where no written plan exists) of (i) the documents setting forth the terms of each Company Benefit Plan; including all amendments thereto, (ii) all related trust agreements or annuity agreements (and any other funding document) for each Company Benefit Plan, (iii) for the three most recent plan years, all annual reports (form 5500 series) for each Company Benefit Plan or a statement as to why such annual reports were not required to be filed, (iv) the current summary plan description and the subsequent summaries of material modifications, if applicable, for each Company Benefit Plan, (v) all correspondence, rulings, opinions or advice issued by the U.S. Department of Labor, the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to each Company Benefit Plan, (vi) the most recently prepared actuarial report or financial statement, if any, relating to each Company Benefit Plan, and (vii) the most recently received Internal Revenue Service determination letter or opinion letter, relating to each Company Benefit Plan. The Company has set forth in the Schedule 3.17(a) (i) a list of all of the Company Benefit Plans and (ii) a list of the Company Benefit Plans that are Company Pension Plans.
          (b) Except as set forth in Schedule 3.17(b), no Company Benefit Plan is or has been (i) a Multiemployer Plan or could subject the Company or any ERISA Affiliate to liability under Sections 4063 or 4064 of ERISA, (ii) a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9) or (iii) an employee stock ownership plan within the meaning of Code Section 4975(e)(7) or otherwise invests in employer securities within the meaning of Code Section 409(l).
          (c) From their inception, all Company Benefit Plans (i) have been and are presently operated and administered substantially according to their terms and (ii) have been and are presently in material compliance (in form and in operation) with the applicable terms of ERISA, the Code and any other applicable Laws. Each Company Benefit Plan that is a nonqualified deferred compensation plan within the meaning of Code Section 409A(d)(1) has been operated in material compliance with Code Section 409A and the guidance issued thereunder.
          (d) With respect to each Company Benefit Plan, there has not occurred, and no person is contractually bound to enter into, (i) any prohibited transaction within the meaning of Code Section 4975(c) or ERISA Section 406, which transaction is not exempt under Code Section 4975(d) or ERISA Section 408, or (ii) any breach of responsibilities or obligations imposed upon fiduciaries under Title I of ERISA.

          (e) All liabilities (contingent or otherwise) under any Company Benefit Plan are, or will be prior to Closing, fully paid except for liabilities owed to participants and/or their beneficiaries that are not payable prior to Closing. All contributions, premiums and other payments with respect to each Company Benefit Plan that have become due and payable have been paid.
          (f) Intentionally deleted.
          (g) The Company has no obligations for retiree health or other welfare benefits under any Company Benefit Plan or otherwise, except as required by Law, and there are no restrictions on the rights of the Company to unilaterally amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder.
          (h) Except as set forth in Schedule 3.17(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any person under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits or (iv) result in any breach or violation of, or default under, any Company Benefit Plan.
          (i) Each Company Benefit Plan which is intended to be qualified under Section 401(a) has received a favorable determination letter from the IRS that it is so qualified or is entitled to rely on a favorable opinion letter issued by the IRS, and no fact or event has occurred that could adversely affect such qualified status.
          (j) The Company has not incurred any liability under, and have complied in all respects with, the WARN and the regulations promulgated thereunder applicable to it and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the consummation of the Merger.
          (k) No ERISA Affiliate maintains, maintained or participated in (i) a Multi-Employer Plan, (ii) an employee pension benefit plan that could reasonably likely subject the Company to liability under section 4063 or 4064 of ERISA or (iii) an employee pension benefit plan subject to Title IV of ERISA or section 412 of the Code.
     SECTION 3.18. Taxes and Tax Matters.
          (a) Except as set forth on Schedule 3.18(a), (i) the Company has timely (taking into account extensions of time to file) filed all Tax Returns required to be filed by the Company, and all such Tax Returns were true, correct, and complete in all material respects; (ii) the Company has paid all Taxes shown thereon or otherwise due; (iii) the Company has provided adequate accruals (without taking into account any reserve for deferred taxes) in the Balance Sheet for any Taxes that have not been paid, but were owed or accrued as of the date of the Balance Sheet, whether or not shown as being due on any Tax Returns; (iv) other than Taxes incurred in the Ordinary Course of Business, the Company has no liability for unpaid Taxes accruing after the Balance Sheet Date; and (v) the accruals for deferred Taxes reflected in the Balance Sheet are adequate to cover any deferred Tax liability of the Company determined in accordance with GAAP through the date of this Agreement.;
          (b) Except as set forth on Schedule 3.18(b), the net operating losses or other Tax attributes of the Company Group are not currently subject to any limitation under Code Sections 382, 383 or 384.
          (c) All Tax Returns filed by or with respect to the Company through the taxable periods ending December 31, 2005 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.
          (d) Except as set forth on Schedule 3.18(d), no request for information related to Taxes has been received from any Governmental Entity since December 31, 2006, no audit or other administrative proceeding is pending, being conducted, or, to the Knowledge of the Company, threatened by any Tax authority, and no judicial proceeding is pending or being conducted that involves any Tax or Tax Return filed or paid by or on behalf of the Company.
          (e) No claim or deficiency against the Company for the assessment or collection of any Taxes has been asserted or proposed which claim or deficiency has not been settled with all amounts determined to have been due and payable having been timely paid.
          (f) No claim has ever been made or, to the Knowledge of the Company, threatened by a Tax authority in a jurisdiction where the Company has never filed Tax Returns asserting that the Company is or may be subject to Taxes imposed by that jurisdiction, nor, to the Knowledge of the Company, is there any factual basis for any such claim.
          (g) The Company has deducted, withheld and timely paid to the appropriate Governmental Entity (or will deduct, withhold and timely pay to the appropriate Governmental Entity when due) all Taxes required to be deducted, withheld or paid in connection with income allocated to or amounts owing to any employee, independent contractor, creditor, stockholder or interest holder and has complied or will comply with all applicable Tax Laws relating to the payment, withholding, reporting and recordkeeping requirements relating to any Taxes required to be collected or withheld. All individuals paid for services by the Company have been properly classified as either employees or independent contractors in accordance with the Code and applicable Tax Laws.
          (h) There are no Encumbrances, other than Permitted Encumbrances, for Taxes upon the properties or assets of the Company.
          (i) The Company has made available to Acquiror true, correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company with respect to taxable periods ended after December 31, 2005. Schedule 3.18(i) lists all federal, state, local, and foreign income Tax

Returns filed with respect to the Company for taxable periods ended after December 31, 2005 that have been audited and/or that currently are the subject of an audit by a Tax authority.
          (j) Except as set forth on Schedule 3.18(j), the Company is not and never has been a party to any Tax sharing, Tax indemnity, Tax allocation or similar agreements with respect to Taxes, nor does the Company have any liability or potential liability to another party under any such agreement.
          (k) None of the Shareholders is a “foreign person” as defined in Code Section 1445(f)(3), and the rules and regulations promulgated thereunder, or a “disregarded entity” as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii).
          (l) The Company does not have any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise.
          (m) The Company is not and has never been a “reporting corporation” subject to the information reporting and record maintenance requirements of Code Section 6038A.
          (n) Except as set forth on Schedule 3.18(n), the Company has not made any payment, is not obligated to make any payment and is not a party to any agreement that under any circumstance could obligate it to make any payments as a result of the consummation of the transactions contemplated by this Agreement that would not be fully deductible under Code Section 280G and Section 162(m).
          (o) Except as set forth on Schedule 3.18(o), the Company has not executed or entered into with, or received from (and prior to the close of business on the Closing Date will not execute or enter into with, or receive from) any Governmental Entity (i) any agreement, waiver or other document extending or having the effect of extending or waiving the period for assessments or collection of any Taxes for which the Company would or could be liable or (ii) any closing agreement pursuant to Code Section 7121, or any predecessor provision thereof or any similar provision of state, local or foreign Law, (iii) any private letter ruling or private letter ruling request; or (iv) any power of attorney with respect to any Tax matter which is currently in force.
          (p) The Company has not taken any position in any income Tax Return that would give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
          (q) Except as set forth on Schedule 3.18(q), the Company has not participated in any “reportable transaction” or any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.
          (r) Except as set forth on Schedule 3.18(r), the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (A) change in accounting method for any taxable period ending on or before the Closing Date (“Pre-Closing Period”) under Code Section 481 (or any similar provision of state, local, or foreign Law), (B) written agreement with a Governmental Entity with regard to the Tax liability of the Company for any Pre-Closing Period, (C) deferred intercompany gain described in the Treasury Regulations under Code Section 1502 (or any similar provision of state, local or foreign Law) arising from any transaction that occurred prior to the Closing Date or prior to the Closing on the Closing Date, (D) installment sale or open transaction disposition made prior to the Closing Date or prior to the Closing on the Closing Date, or (E) prepaid amount received on or prior to the Closing Date.
          (s) The Company is not and has never been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).
          (t) The Company Group has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of shares described in Code Section 355 (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise be reasonably expected to constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.
          (u) No property of the Company is property that the Company is or will be required to treat as being owned by another Person under the provisions of Code Section 168(f)(8) (as in effect prior to amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” within the meaning of Code Section 168.
          (v) The Company is not and has not been a party to any transaction or other arrangement which is, or Tax items relating thereto are or will be, subject to adjustment under Code Section 482 (including any similar provision of state, local, or foreign Law).
     SECTION 3.19. Environmental Matters. There are no facts, circumstances, or conditions existing, initiated or occurring prior to the Closing Date, which have or will result in a material liability to the Company under Environmental Laws. There are no pending or to the Knowledge of the Company, threatened Legal Proceedings relating to any Environmental Laws, and neither the Company nor any officer or director has directly or indirectly received any written notice of any such Legal Proceedings from any governmental authority or any other person or entity that is reasonably likely to have a Company Material Adverse Effect or has Knowledge of any facts, circumstances, or conditions prior to the Closing which would reasonably form the basis for any Legal Proceeding regarding any material item. “Environmental Laws” means any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), relating to the remediation, production, installation, use, storage, treatment, transportation, release, threatened Release, or disposal of hazardous materials, or noise control, or the protection of human health, safety, natural resources, or the environment.

     SECTION 3.20. Intellectual Property; Software.
          (a) Schedule 3.20(a) sets forth a complete and correct list of all registered or Proprietary Rights owned or used by the Company in connection with the businesses of the Company as now conducted and as currently proposed to be conducted (other than software used by the Company pursuant to the terms of standard off-the-shelf licenses) (the “Company Intellectual Property”). Each registration of, or application to register, each Proprietary Right owned by the Company as listed in Schedule 3.20(a) is valid and subsisting, in full force and effect in all material respects, and, to the extent registered, has not been canceled, expired or abandoned.
          (b) Except as set forth in Schedule 3.20(b), (i) the Company owns and possesses all right, title and interest in and to, or has a written and enforceable license to use, all of the material Company Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances); (ii) the Company has not received any written notice of any claim by any third party contesting the validity, enforceability, use or ownership of any material Company Intellectual Property, nor, to the Company’s Knowledge, is any such claim threatened; (iii) the Company has not infringed, misappropriated or otherwise conflicted, and to the Company’s Knowledge, no third party has infringed, misappropriated or otherwise conflicted, with any Proprietary Rights of any third party, nor will any infringement, misappropriation or conflict by the Company’s acts or omissions occur as a result of the continued operation of the businesses of the Company as currently conducted or as currently proposed to be conducted; (iv) all Company Intellectual Property set forth in Schedule 3.20(a) will be owned by or available for use by the Company immediately subsequent to Closing on identical terms and conditions as currently owned or used; (v) the Company has made the necessary filings and recordations, and has paid all required fees, to record and maintain its ownership of all registered Proprietary Rights owned by the Company; (vi) no trade secret or confidential know-how either of which is material to the businesses of the Company has, to its Knowledge, been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Company’s proprietary interests in and to such trade secrets and confidential know-how and (vii) the Company has at all times complied in all material respects with and is in compliance in all material respects with all applicable laws relating to privacy, data protection or the collection, retention, use and disclosure of personal information.
          (c) Section 3.20(c) of the Company Disclosure Schedule sets forth a correct and complete list of (i) all software owned by the Company (“Company Proprietary Software”), and (ii) all software licensed by the Company other than pursuant to standard off the shelf licenses (“Company Licensed Software”). All software identified on Section 3.20(c) of the Company Disclosure Schedule, as well as all information technology equipment and systems used by the Company in connection therewith, operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of the businesses of the Company and none of such software and information technology equipment and systems have materially malfunctioned or failed within the past twelve (12) months. The Company has implemented reasonable backup, security and disaster recovery technology consistent with industry practices. None of the Company

Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Company Proprietary Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Proprietary Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Proprietary Software. The source code for Company Proprietary Software currently in use by the Company or that is subject to any license arrangement and revealed to the Company is maintained in confidence.
          (d) All Material Contracts granting the Company rights in the Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of, or release from escrow of any Company Intellectual Property under, any such Material Contract in accordance with the terms of such Contract. The Company is in material compliance with, and has not breached any material term of, any such Contract and, to the Knowledge of the Company, all other parties to such Contracts are in compliance in all material respects with, and have not breached any material term of, any such Contract. After the Closing Date the Company or a Subsidiary of the Company will be permitted to exercise all of the Company’s rights or such Subsidiary’s rights under such Contracts to the same extent that the Company or such Subsidiary would have been able to do so had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments that the Company or such Subsidiary would otherwise be required to pay.
          (e) Without limiting the generality of the foregoing, the Terminating Agreement grants to the Company a worldwide, perpetual, irrevocable and royalty free license and right to use, copy, modify, perform, distribute, market, sell, create derivative works of and otherwise exploit in any way and in any medium the Proprietary Rights purported to be licensed thereunder (the “Inverter IP”) in the conduct the Company’s business as is currently conducted and currently proposed to be conducted, free and clear of any Encumbrances.
     SECTION 3.21. Insurance. Schedule 3.21 lists all insurance policies covering the businesses of the Company and including, asset, fire, hazard, casualty, liability, life, worker’s compensation and other forms of insurance of any kind owned or held by the Company, including insurance policies covering compliance with Laws relating to state and federal securities laws. All such policies: (a) are with insurance companies reasonably believed by the Company to be financially sound and reputable; (b) are in full force and effect; (c) are sufficient for compliance in all material respects by the Company with all requirements of Law and of all Material Contracts; (d) are, to the Knowledge of the Company, valid and outstanding policies enforceable against the insurer and (e) have the policy expiration dates as set forth in Schedule 3.21.
     SECTION 3.22. Arrangements With Related Parties. Except as set forth in the notes to the Audited Financial Statements, Schedule 3.22 and compensation to employees for services to the Company who are also Shareholders, no officer, director, employee, shareholder or member or any Affiliate of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) currently or within the last three most recently completed fiscal years of the Company (i) is or was a party to any Material Contract with the Company, (ii) has or had any interest in the assets of the Company (except indirectly as a shareholder) or (iii) has or had any cause of action or other suit, action or claim whatsoever against, or owes any amount to, the Company, except for claims arising in the Ordinary Course of Business from any such Person’s service to the Company as a director, officer or employee. Except as set forth in Schedule 3.22, no Related Person currently or in the last three most recently completed fiscal years of the Company owes or owed any amount to the Company nor does the Company owe, nor has it owed during such three-year period, any amount to any Related Person, nor has the Company committed to make any loan or extend or guarantee credit to or for the benefit of any Related Person.
     SECTION 3.23. Accounts Receivable and Payable. All accounts receivable of the Company (i) represent valid obligations arising from bona fide sales actually made, or services actually performed, or to be performed, in the Ordinary Course of Business and are payable on ordinary trade terms and (ii) are valid and legally binding obligations of the respective debtors, enforceable in accordance with their terms subject to Enforceability Exceptions and are not subject to any asserted refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Encumbrance, subject to reasonable reserves consistent with past practices and set forth on the Audited Financial Statements. To the Knowledge of the Company, there are no disputes regarding the collectibility of any such receivables (other than immaterial disputes which are otherwise reserved for on the Company’s books). Since January 1, 2009, the Company has collected all accounts receivables in the Ordinary Course of Business (subject to any reserves or write-offs reflected in the Financial Statements). All accounts payable of the Company reflected on the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable or if due and payable are to be paid in the Ordinary Course of Business.
     SECTION 3.24. Broker’s Fees. Except for the amounts payable to Interim CEO pursuant to Section 2.8, which are the full responsibility of the Shareholders, the Company has no liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement.
     SECTION 3.25. Customers and Suppliers. There has been no termination or cancellation of (or any intent to terminate or cancel by the other party) the business relationship of the Company with (i) any single customer or any group of affiliated customers who represented five percent (5%) or more of the revenues or potential revenues of the Company during the fiscal year ended December 31, 2009 or (ii) any single supplier or any group of affiliated suppliers who provided five percent (5%) or more of the requirements of the business of the Company during the fiscal year ended December 31, 2009. Except as set forth on Schedule 3.25, there is no existing condition, state of facts or circumstances that in the reasonable judgment of the Company will cause the Company or, to the Company’s Knowledge, any of its customers to terminate or materially alter their relationships or refuse to consider a prospective relationship with the Company. To the Knowledge of the Company, none of the business of the Company or prospective business of the Company as reflected in the 2010 Plan is in any manner dependent upon the making or receipt of any payments, discounts or other inducements to any officers, directors, employees, representatives or agents of any customer.
     SECTION 3.26. Warranties. The Company does not make any express warranty or guaranty as to products or services provided by the Company other than as set forth in Schedule 3.26, and there is no pending or, to the Knowledge of the Company, threatened claim alleging any breach of any such warranty or guaranty other than as reserved for on the Balance Sheet or for immaterial claims made in the Ordinary Course of Business since the Balance Sheet Date. The Company has no any material liability under any such warranty.
     SECTION 3.27. Accredited Investors. To the Company’s Knowledge, and except as set forth on Schedule 3.27 (such Schedule prepared to the Company’s Knowledge), no more than thirty-five (35) stockholders of the Company on the date hereof fail, and as of the Closing Date will fail, to meet the definition of “accredited investors” as such term is defined in Regulation D of the Securities Act.
     SECTION 3.28. Company Projections. Schedule 3.28 contains a true and accurate copy of the 2010 Plan. The financial projections contained in the 2010 Plan were made by the Company in good faith and were based on assumptions that were when made and are as of the date hereof and as of the Closing reasonable in the good faith judgment of the Company’s Chief Executive Officer. There is no guarantee that the 2010 Plan will be achieved.
     SECTION 3.29. Foreign Corrupt Practices Act. The Company (including any of its officers, directors, employees and others acting on behalf of the Company) has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.
     SECTION 3.30. Disclosure. To the Company’s Knowledge, no representation or warranty made by the Company in this Agreement, or any Company Document contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading unless such statements would not individually or in the aggregate result in a Company Material Adverse Effect subject to the MAE Exceptions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE ACQUIROR AND THE ACQUIROR SUB
     Except as specifically set forth in the Schedules (with specific references to the Section or subsection of this Agreement to which the information stated in such disclosure relates), the Acquiror and Acquiror Sub hereby represents, warrants to and agrees with the Company follows, in each case as of the date of this Agreement and as of the Closing Date:

     SECTION 4.1. Organization and Qualification. Each of the Acquiror and Acquiror Sub is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and has the full corporate power and authority to own, operate and lease its assets, to carry on its business as currently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. Each of the Acquiror and Acquiror Sub is duly qualified or authorized to conduct business as a foreign corporation and is in good standing in the states, countries and territories in which the nature of the business conducted by it or the character of the assets owned, leased or otherwise held by it makes such qualification or authorization necessary, other than where the failure to be so qualified, authorized or in good standing would not have an Acquiror Material Adverse Effect.
     SECTION 4.2. Capitalization. The authorized capital stock of the Acquiror consists of (i) 70,000,000 shares of Common Stock of which 42.044 million shares of Common Stock are issued and outstanding as of December 31, 2009 and of which 42.429 million shares are reserved for issuance and (ii) 1,000,000 shares of Preferred Stock, none of which are issued and outstanding and none of which are reserved for issuance. Except for shares issuable pursuant to this Agreement, 4.826 million shares of Common Stock issuable under outstanding stock options, and 0.385 million non-vested restricted stock units, there are no options, warrants or other agreements obligating the Acquiror to issue or sell any shares of capital stock of, or other equity interests in the Acquiror. There are no outstanding obligations of the Acquiror to repurchase, redeem or otherwise acquire any shares of its capital stock or to register with the SEC any shares of its capital stock. At the Effective Time, the Acquiror will have sufficient number of authorized (and otherwise unreserved) shares of Common Stock to cover the Closing Share Consideration. Upon consummation of the Merger, and as of the Effective Time, the Acquiror Common Shares to be issued in the Merger will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances imposed by Acquiror, except as contemplated hereby. The Acquiror Common Shares to be issued in the Merger will be free from any warrants, options, commitments or rights of any kind (including, without limitation, rights of first refusal, tag-along and drag-along rights), voting agreements, voting trust agreements or shareholder or similar agreements relating thereto. Assuming the accuracy of the representations and warranties of the Shareholders contained in the Accredited Investor Questionnaires, the Acquiror Common Shares to be issued in the Merger are being issued in a manner that is exempt from the registration requirements of federal and state securities laws.
     SECTION 4.3. Authority; Binding Obligation. Each of the Acquiror and Acquiror Sub has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each of the other agreements, documents, certificates or other instruments contemplated hereby (the “Acquiror Documents”), to perform its respective obligations hereunder and thereunder and to consummate the transactions hereby and thereby. The execution, delivery and performance by the Acquiror and Acquiror Sub of this Agreement, the execution, delivery and performance by the Acquiror and Acquiror Sub of the Acquiror Documents, and the consummation by the Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action, and no other corporate proceeding on the part of the Acquiror and Acquiror Sub is necessary to authorize this Agreement and the Acquiror Documents, or to consummate the transactions contemplated hereby and thereby, other than the approval and adoption of this Agreement by the Acquiror in accordance with the Delaware General Corporation Law and the Acquiror’s and Acquiror Sub’s articles of incorporation and bylaws. This Agreement has been, and the Acquiror Documents will be at or prior to the Closing, duly executed and delivered by the Acquiror and Acquiror Sub. This Agreement constitutes, and the Acquiror Documents when so executed and delivered will constitute a legal, valid and binding obligation of the Acquiror and Acquiror Sub, enforceable in accordance with its terms; provided, however, that the Merger will not become effective until the Articles of Merger are filed with the office of the Secretary of State of the State of Oregon. No consent of any shareholder of Acquiror or Acquiror Sub or any Affiliate thereof is required for the consummation of the Merger and the transactions contemplated hereby.
     SECTION 4.4. No Conflict; Required Filings and Consents. The execution, delivery and performance by the Acquiror and Acquiror Sub of this Agreement and the Acquiror Documents, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by the Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, do not and will not:
          (a) conflict with, or violate any provision of, the certificate or articles of incorporation or the bylaws of the Acquiror or of Acquiror Sub;
          (b) conflict with or violate any Law applicable to the Acquiror or Acquiror Sub, except for such conflicts or violations that, either individually or in the aggregate, would not have an Acquiror Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement;
          (c) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under any material Contract to which the Acquiror or Acquiror Sub is a party or by which the Acquiror or Acquiror Sub or any of their respective assets may be bound, except for such conflicts, breaches or defaults that, either individually or in the aggregate, would not have an Acquiror Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement; or
     (d) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Agreement, except the filing and recordation of the Articles of Merger as required by Oregon Law and the pre-merger notification requirements under the HSR Act.
     SECTION 4.5. Litigation; Disputes. There are no Legal Proceedings pending or, to the Knowledge of the Acquiror or Acquiror Sub, threatened against the Acquiror or Acquiror Sub or any of their respective assets or businesses, that would reasonably be expected to result in an Acquiror Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except under proceedings that have been publicly disclosed by the Acquiror in its periodic or current reports filed with the SEC, the Acquiror is not operating under nor is it subject to any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of, or by, any Governmental Entity.
     SECTION 4.6. SEC Filings. The Acquiror is eligible to use a registration statement on Form S-3 for the registration for resale of the Acquiror Common Shares to be issued hereunder. The reports filed with the SEC required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a) comply as to form in all material respects and were prepared in accordance with the requirements of the Exchange Act and (b) did not, at the time they were filed, contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     SECTION 4.7. Financial Statements. The audited financial statements filed by the Acquiror in its most recent Annual Report on Form 10-K and the unaudited financial statements included in the Quarterly Reports on Form 10-Q for the year ended December 31, 2009 present fairly, in all material respects, the financial condition of the Acquiror as of the respective dates and the results of operations and cash flows for the respective periods indicated and have been prepared in accordance with GAAP applied on a consistent basis, except for the absence of required footnotes with respect to the unaudited financial statements. Acquiror has the requisite cash to pay for the Cash Consideration and Additional Consideration and such cash is free, or at the time of payment will be free, from Encumbrances.
     SECTION 4.8. Disclosure. To the Acquiror’s Knowledge, no representation or warranty made by the Acquiror or Acquiror Sub in this Agreement, any Acquiror Document contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading unless such statements would not individually or in the aggregate result in an Acquiror Material Adverse Effect subject to the MAE Exceptions.
     SECTION 4.9. No Prior Activities of Acquiror Sub. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquiror Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.
     SECTION 4.10 Examination. Neither Acquiror nor Acquiror Sub is relying on any forecasted operating results or budgets of the Company prepared by or on behalf of Acquiror or Acquiror Sub. Any claims Acquiror or Acquiror Sub may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company set forth in Article III herein.

     SECTION 4.11 No Knowledge of Breach. As of the date of this Agreement, to Acquiror’s or Acquiror Sub’s Knowledge, they are not aware (a) that any of the representations or warranties contained in Article III is untrue or incorrect in any material respect or (b) of any other condition or circumstance that would excuse Acquiror or Acquiror Sub from its timely obligations hereunder.
ARTICLE V
COVENANTS AND AGREEMENTS
     SECTION 5.1. Access to Information.
          (a) Prior to the Closing Date, to the extent permitted by this Section 5.1 and applicable Law, the Acquiror shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and such examination of the books and records and Tax reporting positions of the Company as it reasonably requests and to make extracts and copies of such books and records at the Acquiror’s own expense. Any such investigation and examination shall be conducted during regular business hours, upon reasonable notice through the Chief Executive Officer of the Company or his designee and under reasonable circumstances and shall be subject to restrictions under applicable Law and the existing confidentiality agreement in place between the Company and the Acquiror. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to reasonably cooperate with the Acquiror and the Acquiror’s representatives in connection with such reasonable investigation and examination, and the Acquiror and its representatives shall cooperate with the Company and its representatives and shall use their commercially reasonable efforts to minimize any disruption to the business. Notwithstanding the foregoing, the Acquiror and its representatives shall not have any contact with the customers, clients or employees of the Company without the prior written consent of the Company, which shall not be unreasonably withheld or delayed, other than (i) contact with any individual set forth in Schedule 5. 1, or (ii) contact with any client, vendor or customer at which at least one of the individuals listed in Schedule 5.1 is present.
          (b) Prior to the Closing Date, to the extent permitted by this Section 5.1 and applicable Law, the Company shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such reasonable investigation of the properties, businesses and operations of the Acquiror and the Acquiror Subsidiaries and such examination of the books and records and Tax reporting positions of the Acquiror and the Acquiror Subsidiaries to the extent that such information is available to the shareholders of the Acquiror and furnish extracts and copies of such books and records, at the Company’s expense, of the same. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Acquiror shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Acquiror and the Acquiror Subsidiaries to cooperate with the Company and the Company’s representatives in connection with such investigation and examination, and the Company and its representatives shall cooperate with the Acquiror and its representatives and shall use their commercially reasonable efforts to minimize any disruption to the business.
     SECTION 5.2. Conduct of the Business Pending the Closing.
          (a) From the date hereof until the Closing, except (i) as set forth in Schedule 5.2(a), (ii) as otherwise contemplated by this Agreement or (iii) with the prior written consent of the Acquiror (which consent shall not be unreasonably withheld) or delayed, the Company shall:
               (i) conduct the respective businesses of the Company only in the Ordinary Course of Business and in accordance with the 2010 Plan (provided that the Company otherwise obtains adequate funding);
               (ii) use its commercially reasonable efforts to preserve the present business operations, organization and goodwill of the Company and preserve the relationships and goodwill of the Company with customers, suppliers, employees and other Persons having business relations with the Company;
               (iii) collect all receivables and pay all accounts payable and other liabilities when due in the Ordinary Course of Business;
               (iv) maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification; and
               (v) duly and timely, including applicable extensions, file or cause to be filed all material reports and returns required to be filed with any Governmental Entity and promptly pay or cause to be paid when due, including applicable extensions, all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless contested in good faith by appropriate proceedings.
          (b) From the date hereof until the Closing, except (i) as set forth in Schedule 5.2(b), (ii) as otherwise contemplated by this Agreement or (iii) with the prior written consent of the Acquiror (which consent shall not be unreasonably withheld), the Company shall not:
               (i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company, or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company (except for shares issued upon a “cashless exercise” for the Company Warrants and Company Options);
               (ii) issue or sell any shares of capital stock, notes, bonds or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;

               (iii) create, incur, assume or refinance any Indebtedness or guaranty any Indebtedness except Transaction Expenses or the Evans Advance;
               (iv) effect any recapitalization, reclassification or like change in the capitalization of the Company, except to the extent required by Law or as a result of the exercise of Company Warrants or Company Options;
               (v) amend the articles of incorporation (excluding the filing of a certificate of correction to clarify or correct any provision thereof) or by-laws or comparable organizational documents of the Company;
               (vi) (A) increase the annual level of base compensation of any employee, officer or director of the Company except as otherwise required by existing employment agreements or in the Ordinary Course of Business, (B) grant any bonus not set forth in the Company’s bonus plan as reflected in the 2010 Plan, benefit or other direct or indirect compensation to any employee, officer or director, unless such compensation will be paid by the Company prior to Closing and will not, in any event, bind, obligate or become a liability of the Surviving Company after Closing, (C) materially increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the employees of the Company or otherwise modify or amend or terminate any such plan or arrangement, unless such compensation, plan or arrangement will be paid by the Company prior to Closing and will not, in any event, bind, obligate or become a liability of the Surviving Company after Closing or (D) enter into any employment, deferred compensation, severance, consulting, non-competition, retention or similar agreement with any employee, officer or director of the Company (or amend any such agreement) to which the Company is a party or involving any employee of the Company, except in the Ordinary Course of Business, which would bind, obligate or become a liability of the Surviving Company after Closing;
               (vii) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company (except pursuant to an existing Contract for fair consideration in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets);
               (viii) other than in the Ordinary Course of Business, cancel or compromise any material debt or claim or waive or release any material right of the Company;
               (ix) enter into, modify, extend or terminate any labor or collective bargaining agreement or, through negotiations or otherwise, make any commitment or incur any liability to any labor union, labor organization, work council or other labor association;
               (x) enter into or agree to enter into any merger or consolidation with any corporation or other entity, or agreement to acquire the securities of any other Person;

               (xi) enter into or modify any Contract with any Shareholder or any Affiliate of any Shareholder;
               (xii) except to the extent required by Law, make or rescind any material election relating to Taxes or settle or compromise any claim, investigation, audit or controversy relating to a material amount of Taxes;
               (xiii) except to the extent required by Law or GAAP, make any material change to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices;
               (xiv) make any new capital expenditures exceeding $25,000 in the aggregate;
               (xv) enter into, modify, amend or terminate any Material Contract or waive, release or assign any material rights or claims thereunder other than in the Ordinary Course of Business;
               (xvi) enter into any Contract which would be considered a Material Contract (which for purpose of this covenant only would constitute a threshold of $100,000 per annum per agreement) to the extent consummation of the transactions contemplated by this Agreement conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon any of the properties or other assets of the Company under, or require the Acquiror to license or transfer any of the Proprietary Rights or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract; or
               (xvii) agree to do anything prohibited by this Section 5.2(b).
          (c) In connection with the continued operation of the Company during the period commencing on the date hereof and ending on the Closing Date, and only in accordance with applicable Laws, personnel designated by the Company shall confer in good faith on a regular and frequent basis with the Acquiror regarding operational matters and the general status of on-going operations of the Company to the extent reasonably requested by the Acquiror. The Company hereby acknowledges that, absent a written waiver as to such matter, the Acquiror does not and shall not waive any right it may have hereunder as a result of any such consultation. Notwithstanding the foregoing, nothing contained herein shall give to the Acquiror, directly or indirectly, rights to control or direct the operations of the Company prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of the Agreement, complete control and supervision of the operation of the business of the Company in the Ordinary Course of Business.

     SECTION 5.3. Appropriate Action; Consents; Filings; HSR Act.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including without limitation (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement, (ii) obtaining from any Governmental Entities any Permits required to be obtained or made by the Acquiror, or Acquiror Sub, or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger and (iii) making all necessary filings within six (6) Business Days from the date hereof, and thereafter making any other required submissions, with respect to this Agreement and the Merger under any applicable Law; provided that the Acquiror and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.
          (b) The Company and the Acquiror shall file, within six (6) Business days from the date hereof, any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), shall use its best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. The Acquiror, on the one hand, and the Shareholders, on the other hand, shall each pay one half of the filing fees under the HSR Act.
          (c) Except as the Parties may otherwise agree, the Company and the Acquiror shall give (and in the case of the Acquiror, shall cause Acquiror Sub to give) any notices to third parties, and use (and in the case of the Acquiror, shall cause Acquiror Sub to use) their commercially reasonable efforts to obtain any third-party consents, approvals or waivers (A) required to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Schedules or (C) required to prevent a Company Material Adverse Effect or an Acquiror Material Adverse Effect.
          (d) In the event that either the Company or the Acquiror shall fail to obtain any third-party consent, approval or waiver described in Section 5.3(c), such Party shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other Parties, to minimize any adverse effect upon the Company and the Acquiror or Acquiror Sub and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent, approval or waiver.

     SECTION 5.4. Notification of Certain Matters. From the date of this Agreement until the Effective Time, the Company and the Acquiror shall promptly notify each other in writing of any pending or, to the Knowledge of the Company or the Acquiror or Acquiror Sub, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of Company Shares into the Merger Consideration pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or any Acquiror Subsidiary to own or operate all or any portion of the businesses or assets of the Company. The Company and the Acquiror shall cooperate with each other in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.
     SECTION 5.5. Further Assurances. Through the Closing, each of the Acquiror, the Company and the Shareholders shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.
     SECTION 5.6. Negotiations with Others. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8.1 hereof, without the express written consent of the Acquiror, the Company shall not and shall neither cause nor permit the Shareholders or its officers, directors, employees or agents, directly or indirectly, to (i) solicit, initiate discussions or engage in discussions or negotiations with any Person other than the Acquiror (whether such negotiations are initiated by the Company or otherwise), relating to the possible acquisition, whether by way of merger, reorganization, purchase of capital stock, purchase of assets or otherwise (any such acquisition being referred to in this Section 5.6 as an “Acquisition Transaction”), of any interest in the Company, (ii) provide information with respect to any Shareholder or the Company to any Person other than the Acquiror, in connection with a possible Acquisition Transaction or (iii) enter into a transaction with any Person other than the Acquiror, concerning a possible Acquisition Transaction. The Parties hereto recognize and acknowledge that a breach by the Company of this Section 5.6 may cause irreparable and material loss and damage for the Acquiror, the amount of which cannot be readily determinable and as to which it will not have any adequate remedy at law or in damages. Accordingly, in addition to any remedy the Acquiror may have in damages by an action at law, it shall be entitled to the issuance of an injunction restraining any such breach or any other remedy at law or in equity for any such breach.
     SECTION 5.7. Publicity. The Acquiror and the Company will consult with each other as to the form, substance and timing of the initial public disclosure of matters related to this Agreement or any of the transactions contemplated hereby, and no such initial disclosure will be made by one without the prior written consent of the other, which consent will not be unreasonably withheld or delayed; provided, that each may make such disclosures as are necessary to comply with any applicable Law after making good faith efforts to consult with the other Parties and provided further it shall not be deemed unreasonable for the Company to withhold consent regarding public disclosure of the Merger Consideration, except where necessary to comply with any applicable Law. The Company shall not, and shall take reasonable steps to ensure that none of the Shareholders shall, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby, without obtaining the prior written consent of the Acquiror which shall not be unreasonably withheld or delayed.
     SECTION 5.8. Related-Party Transactions. Except for the matters listed in Schedule 5.8 or compensation or employment arrangements with employees of the Company reflected in the 2010 Plan, on or prior to the Closing Date, the Company shall (i) terminate all Contracts with any of the Shareholders or their respective Affiliates and (ii) deliver releases executed by such Affiliates with whom the Company has terminated such Contracts pursuant to this Section 5.8 providing that no further payments are due, or may become due, under or in respect of any such terminated Contracts; provided, that in no event shall the Company or the Acquiror pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release.
     SECTION 5.9. Tax Matters.
          (a) Tax Periods Ending on or Before the Closing Date. The Shareholder Representative shall, at the Shareholder Representative’s expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by the Company (including such Tax Returns filed pursuant to any valid extension of time to file and any amendments thereto) for all Pre-Closing Periods (“Pre-Closing Period Tax Returns”), and the Shareholders shall be liable for all Taxes with respect to such Pre-Closing Period Tax Returns (and any other Taxes attributable to a Pre-Closing Period). Such Tax Returns shall be prepared on a basis consistent with the prior Tax Returns for the Company. The Shareholder Representative shall permit Acquiror to review and comment on each Pre-Closing Period Tax Return at least 30 days before such Tax Return is required to be filed and shall consider in good faith any comments provided by Acquiror. Acquiror shall cause the Surviving Company, at the expense of the Surviving Company, to prepare and file, or cause to be prepared and filed all Tax Returns of the Surviving Company for all taxable periods beginning on or after the Closing Date (“Post-Closing Periods”) (such Tax Returns, “Post-Closing Period Tax Returns”), and the Surviving Company shall pay, or cause to be paid, all Taxes with respect to such Post-Closing Period Tax Returns.
          (b) Straddle Period Tax Returns. Acquiror shall cause the Surviving Corporation, at the expense of the Surviving Corporation, to prepare and file, or cause to be prepared and filed, any Tax Returns required to be filed by the Company for any taxable periods which include (but do not end on) the Closing Date (“Straddle Periods”) (such Tax Returns, “Straddle Period Tax Returns”). Acquiror shall cause the Surviving Corporation to pay or cause to be paid all Taxes with respect to such Straddle Period Tax Returns, subject to the Shareholders’ responsibility for the Taxes of such Straddle Period attributable to the portion of the Straddle Period ending on the Closing Date (“Pre-Closing Taxes”) as determined in accordance with Section 5.9(c). Acquiror shall provide a copy of each Straddle Period Tax Return and a statement certifying the amount of Pre-Closing Taxes shown on such Straddle Period Tax Return, if any, that are chargeable to the Shareholders (the “Tax Statement”) to the Shareholder Representative for review and comment at least thirty (30) days before such

Straddle Period Tax Return is required to be filed and shall consider in good faith any objections from the Shareholder Representative. If the Shareholder Representative and the Acquiror are unable to resolve any such objections within five (5) Business Days, it shall be promptly submitted to the Arbiter for prompt resolution. The Shareholders shall pay to the Surviving Corporation an amount equal to the Pre-Closing Taxes due with any Straddle Period Tax Return and payable by the Shareholders pursuant to this Section 5.9(b) at least three (3) Business Days before the Surviving Corporation is required to pay or cause to be paid the related Tax Liability or if later, within three (3) Business Days following resolution of any objection.
          (c) Calculation of Taxes for Straddle Period Tax Returns. Pre-Closing Taxes for Straddle Period Tax Returns shall be calculated as though the taxable period of the Company terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the total number of days from the beginning of the Straddle Period through the Closing Date and the denominator of which is the total number of days in the Straddle Period. All Straddle Period Tax Returns shall be prepared, and all determinations necessary to give effect to the foregoing allocations shall be made, in a manner consistent with prior practice of the Company.
          (d) Tax Proceedings. The Acquiror shall notify the Shareholder Representative upon the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Surviving Corporation (“Tax Proceeding”) by any Governmental Entity relating to the liability of the Company for Taxes for any period described in Sections 5.9(a) and 5.9(b). The Shareholder Representative shall have the right to participate in any Tax Proceeding, if and to the extent the result of such Tax Proceeding could impose additional Tax liability with respect to periods prior to the Closing Date. The Shareholder Representative’s right to participate shall include the right to receive copies of all correspondence from any Governmental Entity relating to such Tax Proceeding and review and comment on submissions relating to any such Tax Proceeding, and the Surviving Corporation shall consider in good faith any comments provided by the Shareholder Representative. The Acquiror shall not agree to settle or cause or permit the Surviving Company to settle any Tax Proceeding which has the effect of imposing additional Tax liability on the Company with respect to any Pre-Closing Tax Period without the consent of the Shareholder Representative, which consent may not be unreasonably withheld, conditioned or delayed; provided that the Shareholders shall, in accordance with Article IX, indemnify the Surviving Company for any increase in the Tax liability of the Surviving Company for any period on or after the Closing as a direct result of the settlement of the Tax Proceeding relating to the Pre-Closing Tax Period, and for any Losses incurred by an Acquiror Indemnified Party in connection therewith, for any period ending after the Closing.
          (e) Transfer Taxes. The Shareholders on the one hand and Company on the other will pay any real property transfer tax or real property gains tax, stamp tax, stock transfer tax, or other similar Tax, and any penalties or interest with respect thereto (collectively, “Transfer Taxes”) payable in connection with the transactions contemplated by this Agreement. Each party agrees to cooperate with the other in the filing of any returns with respect to the

Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.
          (f) Amendments, Modifications, etc. After the Closing Date, Acquiror or an appropriate affiliate, to the extent permitted by Law, shall have the right to amend, modify or otherwise change all Tax Returns of the Company for all Tax periods; provided that Acquiror or an appropriate Affiliate shall indemnify Shareholders for any increase in their respective Tax liability for any period prior to the Closing Date resulting from any amendment, modification or change to any Tax Returns (other than any amendment, modification or change necessary in order to comply with Law or to correct any inaccurate statement of fact), to the extent that the Shareholder Representative has not consented to such amendment, modification or change, which consent will not be unreasonably withheld.
          (g) Cooperation. Acquiror and the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.9 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby.
          (h) Documentation. Acquiror and the Company and the Shareholders further agree, upon request from the other party, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
          (i) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, no such party shall be bound thereby or have any liability thereunder.
     SECTION 5.10. Approval of Shareholders.The Company shall duly seek to obtain the written consent of its Shareholders as soon as practicable hereafter (but not more than five (5) Business Days after the receipt of information and documents from Acquiror needed to be transmitted to Shareholders) for the purpose of approving this Agreement and the Merger under applicable provisions of Oregon Law. The Company shall provide Acquiror with a copy of the applicable statement and other disclosure materials, if any (“Proxy Statement”) provided to the Shareholders in connection with the solicitation of such consent. The Board of Directors and management of the Company shall recommend to the Shareholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, shall not, absent a material breach of this Agreement by Acquiror or Acquiror Sub, a Superior Competing Transaction (unless not recommending a Superior Competing Transaction would not result in the breach of the Board’s fiduciary duties) or the termination hereof in accordance with its terms, (x) withdraw, modify or qualify in any manner adverse to the Acquiror such recommendation or (y) take any other action or make any other public statement inconsistent with such recommendation (collectively, a “Change in Recommendation”), in each case except and to the extent that the Board of Directors of the Company determines in good faith, in light of a Superior Competing Transaction occurring after the date of this Agreement and prior to the action on the Merger, and after consultation with outside legal counsel, that failure to effect a Change in Recommendation would result in a breach of its fiduciary duties under applicable Oregon law; provided, however, that notwithstanding anything to the contrary in the foregoing, the Company shall solicit the consent of its Shareholders in accordance with the first sentence of this Section 5.9 even if there shall have been a Change in Recommendation. Prior to making a Change in Recommendation, the Company shall have (i) advised the Acquiror that it has received a Superior Competing Transaction, (ii) provided a copy of such Superior Competing Transaction and specified the terms and conditions thereof and the parties involved and (iii) negotiated in good faith over a period of not less than three (3) days with the Acquiror to make such adjustments in the terms and conditions of this Agreement that would enable the Company to not effect a Change in Recommendation if and to the extent that the Acquiror elects to make such adjustments; provided, however, that the Acquiror shall not be required to propose or agree to any such adjustment.
     SECTION 5.11. Employee Benefit Plans. Each Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code shall remain in place following the Closing.
     SECTION 5.12. Company Customers. At least two (2) Business Days before the expected satisfaction of the latest to occur or, if permissible, waiver, of the conditions set forth in Article VI, the Company shall deliver a list of all of the Company Customers as of the Closing Date to the Acquiror.
     SECTION 5.13. Payment of Indebtedness; Termination of Encumbrances. The Closing Date Indebtedness, the Evans Advance and the amounts paid to Interim CEO at Closing, which shall be the only Indebtedness of the Company as of the Closing, shall be paid by the Acquiror at the Closing pursuant to Section 2.8, and the Company will cause the termination of all Encumbrances on any assets of the Company prior to the Effective Time, other than Permitted Encumbrances and such Encumbrances securing such Indebtedness.
     SECTION 5.14. Employees. Effective at the Closing, Acquiror Sub shall continue the employment on an “at will” basis of all current employees of the Company as contemplated in the 2010 Plan and Schedule 2.3(b) (each, a “Transitioned Employee”), at the aggregate compensation levels set forth in the 2010 Plan (subject to any projected increases in such Plan). Acquiror agrees, on behalf of itself and its Affiliates, that for a period from the date hereof through the Earn-Out Period, it (on behalf of itself or any Affiliates) shall not directly or indirectly (x) cause or attempt to cause any person who is an employee of the Company to terminate his or her employment or agency relationship with the Company or hire any such person, or (y) solicit or attempt to solicit (other than by means of an advertisement directed towards the general public) or hire any such employee of the Company with a view to obtaining him or her as an employee of Acquiror or such Affiliate; provided, however, that Acquiror may hire any individual who applies for employment without prior solicitation by Acquiror (other than by means of advertisement directed towards the general public).
     SECTION 5.15. Termination of Company Options and Company Warrants. The Company shall take all necessary action to provide that, immediately prior to the Effective Time, (i) the Company Option Plan shall be terminated and (ii) each Company Option and each Company Warrant has been exercised or terminated (in the case of termination of such Company Option or Company Warrant, with the written consent of the holder of such Company Option or Company Warrant).
     SECTION 5.16. Delivery of Interim Financial Statements. Within five (5) Business Days following the end of each calendar month during the period from the date of this Agreement until the Closing Date, the Company shall deliver to the Acquiror unaudited consolidated balance sheet of the Company as of the last day of each such month and statements of operations and cash flows for the month then ended. The interim financial statements shall be complete and correct in all material respects, shall have been prepared in accordance with GAAP consistently applied by the Company without modification of such accounting principles used in the preparation thereof throughout the periods presented and shall present fairly, in all material respects, the consolidated financial position and results of operations, changes in stockholders’ equity and cash flows of the Company as at the dates and for the periods indicated therein, subject to typical year-end adjustments.
     SECTION 5.17. Supplements to Schedules. From time to time up to the Closing, the Company shall promptly supplement or amend the Company Disclosure Schedule, or the Acquiror shall promptly supplement or amend the Acquiror Disclosure Schedule that it has delivered, with respect to any matter first existing or occurring following the date hereof that (a) if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Disclosure Schedules, or (b) is necessary to correct any information in the Schedules that was or has been rendered inaccurate thereby. No supplement or amendment to any Schedule shall cure any breach of the Company’s representations and warranties in this Agreement or have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 6.2 or the obligations of the Company under Section 9.1, however the parties acknowledge that the mere existence or occurrence of any such new matter after the date hereof does not by itself constitute a breach of any representations or warranties of the updating party in this Agreement.
     SECTION 5.18. Registration. Within sixty (60) days of the Closing Date, Acquiror shall file a registration statement on Form S-3 (or such other form which Acquiror is then eligible to use with respect to the resale of Acquiror Common Stock) (together with the prospectus that forms a part thereof, any amendments and supplements thereto, including post-effective amendments, and all exhibits and material incorporated by reference therein, the “Registration Statement”) registering the public resale of the Acquiror Common Shares, and shall use its best efforts to cause such Registration Statement to be promptly declared effective. Acquiror will use best efforts to keep such Registration Statement in effect for a period expiring on the one year anniversary of the date such Registration Statement is declared effective. Any such registration shall be subject to the customary terms and conditions used in connection with resale prospectuses. Acquiror’s obligations under this Section 5.18 are contingent upon each Shareholder providing promptly all information concerning the Shareholder and its proposed plan of distribution as Acquiror may reasonably request in connection with any of the foregoing. Notwithstanding the foregoing, Acquiror may by written notice to the Shareholders and the Shareholder Representative defer or suspend the filing or effectiveness of the Registration Statement or immediately suspend the use of any resale prospectus for a period not to exceed thirty (30) consecutive days in any one instance and for a period not to exceed ninety (90) calendar days in any 12-month period (each, a “Suspension Period”) pursuant to a Registration Statement at any time that (a) Acquiror becomes engaged in a material business activity or negotiation that is not disclosed therein under applicable Law and which Acquiror desires to keep confidential for business purposes or (b) Acquiror reasonably determines that a particular disclosure so determined to be required to be disclosed therein be premature or would materially adversely affect Acquiror or its business or prospects. Acquiror will use its commercially reasonable efforts to ensure that the use of any such Registration Statement may be resumed as soon as practicable within this time period. Acquiror shall promptly notify the Shareholders and the Shareholder Representative of the Suspension Period and reasons therefor (without the disclosure of any material nonpublic information) upon the termination of any Suspension Period, promptly amend or supplement the Registration Statement following the termination of such Suspension Period, if necessary, so that it does not contain any untrue statement of material fact or amount to state a material fact required to be stated therein in order to make the statements therein not misleading, and furnish to the Shareholders such numbers of copies of the prospectus therein as so amended or supplemented on documents incorporated by reference therein as the Shareholders may reasonably request. The Company and Acquiror agree that the Effective Period shall be extended for a period of time equal to the Suspension Period.
     SECTION 5.19. Director and Officer Liability; Indemnification.
          (a) Acquiror shall take any necessary actions to provide that all rights to indemnification and all limitations on liability existing in favor of any current or former officers, directors, managers, employees and/or agents of the Company (or their respective predecessors) (collectively, the “Company Indemnitees”), as provided in the articles of incorporation or bylaws of the Company in effect on the date of this Agreement shall continue in full force and effect on equal or more favorable terms and be honored by the Acquiror after the Closing; provided, that any such indemnification obligations shall be subject to limitations imposed from time to time by applicable Law.
          (b) Prior to the Effective Time, the Surviving Company may purchase, and the Acquiror shall pay or reimburse the Surviving Company for, a directors’ and officers’ liability and fiduciary liability “tail” policy from an insurer with a Standard & Poor’s rating of at least A under the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six years from the Closing, (ii) covers each person currently covered by the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring on or prior to the Closing and (iii) contains terms that are no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement.

ARTICLE VI
CONDITIONS PRECEDENT
     SECTION 6.1. Conditions to Obligations of Each Party Under this Agreement. The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by agreement of Acquiror and Company, in whole or in part, to the extent permitted by applicable Law:
          (a) No Injunction. No Law or Order enacted, issued, promulgated, enforced or entered by any Governmental Entity shall be in effect (whether temporary, preliminary or permanent) enjoining, restraining or prohibiting consummation of the Merger or making the consummation of the Merger illegal.
          (b) Approval by Shareholders. This Agreement and the Merger shall be approved by the requisite action of Shareholders as required under the Company’s articles of incorporation and bylaws and under applicable Law.
          (c) Governmental Consents and Filings, HSR Act. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof shall have been obtained or made. All applicable waiting periods under the HSR Act shall have expired or otherwise been terminated.
     SECTION 6.2. Additional Conditions to Obligations of Acquiror and Acquiror Sub. The obligations of the Acquiror and Acquiror Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the Acquiror, in whole or in part, to the extent permitted by applicable Law:
          (a) Representations and Warranties. The representations and warranties made by the Company in Article III shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Company Material Adverse Effect, which shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations or warranties had been made or given on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Company Material Adverse Effect, which shall be true and correct in all respects) on and as of such earlier date); and the Acquiror shall have received a signed certificate of the President of the Company (in his capacity as an officer of the Company) to the foregoing effect.
          (b) Contracts and Covenants. The Company shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Effective Time. The

Acquiror shall have received a certificate of the President of the Company (in his capacity as an officer of the Company) to that effect.
          (c) Company Material Adverse Effect. Since the Balance Sheet Date, no Company Material Adverse Effect subject to the MAE Exceptions shall have occurred or be existing.
          (d) Consents. The Company shall have procured all consents of parties to Material Contracts so required consent and Governmental Entities specified in Schedule 3.6(c) which shall be delivered to the Acquiror at Closing.
          (e) Indebtedness. There shall be no outstanding Indebtedness (other than Closing Date Indebtedness which shall be paid pursuant to Section 2.8) as of Closing, and all Encumbrances other than Permitted Encumbrances shall have been released and/or paid in full, and instruments and documents necessary to release such Indebtedness and the Encumbrances, including appropriate UCC financing statement amendments (termination statements), shall be delivered to the Acquiror at Closing (subject only in the case of Closing Date Indebtedness, the Evans Advance and the payments made to Interim CEO, to the payment in full of such amounts pursuant to Section 2.8).
          (f) Releases. The Acquiror shall have received releases executed by each Shareholder (except Shareholders holding Dissenting Shares) in the form satisfactory to the Acquiror (collectively, the “Releases”) except, after using best efforts to obtain Releases from all Shareholders, for Shareholders holding Company Shares entitled to receive less than $1,250 individually and not more than $25,000 in the aggregate in Merger Consideration.
          (g) Accredited Investor Questionnaire. The Shareholders (other than those holding Dissenting Shares or those who are excluded from providing Releases under clause (f) above or are not receiving any Closing Share Consideration as contemplated by Section 6.2(i)) shall have entered into the Accredited Investor Questionnaire in the form satisfactory to the Acquiror (the “Accredited Investor Questionnaire”), which shall be delivered to the Acquiror at Closing.
          (h) Legal Opinion. Acquiror shall have received from Gould & Ratner LLP, counsel to the Company, an opinion as to the matters, in the form and substance satisfactory to Acquiror.
          (i) Private Placement. Acquiror, in its reasonable, good faith judgment, shall have determined (based in part upon receipt of the Accredited Investor Questionnaires) that the issuance of Acquiror Shares to the Shareholders pursuant to this Agreement complies in all respects with Regulation D under the Securities Act. It is understood that to the extent that Acquiror does not so conclude that this condition is met due to the number of Shareholders (the “Unaccredited Shareholders”) who may not be accredited investors, Acquiror may either waive this condition if another exemption from registration is available or require the Company to pay an amount of Cash Consideration to the Unaccredited Shareholders equal to the amount of Acquiror Common Shares that would have been issued to such Unaccredited Shareholders and to issue such Acquiror Common Shares to the Shareholders who are not Unaccredited Shareholders.
          (j) Dissenting Shares. The Dissenting Shares shall not constitute more than 5% of the total number of shares of Common Shares, determined on an as-converted basis, outstanding immediately prior to the Closing.
          (k) Company Option Plans. The Company shall have terminated each of the Company Option Plans, effective as of immediately prior to the Effective Time.
          (l) Termination of Company Options and Company Warrants. The Company shall have delivered to Acquiror evidence satisfactory to it that all outstanding unexercised Company Options and Company Warrants have been exercised or terminated as of or prior to the Effective Time.
          (m) Shareholder Representative Confidentiality Agreement. The Shareholder Representative shall have delivered to the Acquiror a duly executed counterpart to the Shareholder Representative Confidentiality Agreement.
          (n) Termination of Interim CEO Agreement. The Agreement dated August 15, 2008 between the Company and Interim CEO shall have been terminated as of or prior to the Closing (subject to the right of Interim CEO to receive payments when due and payable as a result of the Merger and obligations of Interim CEO that survive termination of such Agreement pursuant to the terms thereof).
     SECTION 6.3. Conditions to Obligations of the Company and the Shareholders. The obligations of the Company to effect the Merger and the other transactions contemplated by this Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:
          (a) Representations and Warranties. The representations and warranties made by the Acquiror and Acquiror Sub in Article IV shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations or warranties had been made or given on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of such earlier date); and the Company shall have received a signed certificate of an authorized officer of the Acquiror to the foregoing effect.
          (b) Releases. The Directors and Officers of Company (past and present) shall have received releases executed by the Company in the form satisfactory to the Company.

          (c) Acquiror Material Adverse Effect. Since the Balance Sheet Date, no Acquiror Material Adverse Effect subject to the MAE Exceptions shall have occurred or be existing.
          (d) Agreements and Covenants. The Acquiror and Acquiror Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time. The Company shall have received a certificate of an authorized officer of Acquiror and Acquiror Sub to that effect.
ARTICLE VII
CLOSING
     SECTION 7.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place on a date to be specified by the Parties (the “Closing Date”), which shall be no later than the third (3rd) Business Day following the satisfaction of the latest to occur or, if permissible, waiver, of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the principal offices of the Acquiror, unless another date or place or means of delivery is agreed to in writing by the Parties. Notwithstanding the foregoing, the Company shall have the option to extend the Closing Date to May 2, 2010 (the “Extension”) upon reasonable notice to Acquiror.
          (a) Company Closing Deliveries(b) . At the Closing, the Company shall deliver, or cause to be delivered, to the Acquiror the following:
               (i) a certificate executed by the President of the Company (in his capacity as an officer of the Company) as to compliance with the conditions as required by Sections 6.2(a) and 6.2(b) in the form satisfactory to the Acquiror;
               (ii) a certificate by the Secretary or any Assistant Secretary of the Company (in his capacity as an officer of the Company), dated the Closing Date in the form satisfactory to the Acquiror;
               (iii) the organizational record books, minute books and corporate seal of the Company;
               (iv) the Articles of Merger executed by the Company’s President;
               (v) a certificate of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b)(2);
               (vi) all documents required to be delivered pursuant to Section 6.2; and
               (vii) all other documents required to be entered into by the Company pursuant to this Agreement.

          (c) Acquiror Closing Deliveries(d) . At the Closing, the Acquiror shall deliver, or cause to be delivered, to the Company or the Exchange Agent, as applicable, the following:
               (i) the portion of the Merger Consideration to be paid and delivered at Closing pursuant to Section 2.2 of this Agreement paid and delivered in accordance with such Section;
               (ii) a certificate of an authorized officer of the Acquiror as to compliance with the conditions set forth in Sections 6.3(a) and 6.3(b) of this Agreement;
               (iii) the Articles of Merger executed by a duly authorized officer of the Acquiror and Acquiror Sub; and
               (iv) all other documents required to be entered into or delivered by the Acquiror at or prior to the Closing pursuant hereto.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     SECTION 8.1. Termination. This Agreement may be terminated at any time (except where otherwise indicated) prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the Shareholders:
          (a) by mutual written consent of the Acquiror and the Company;
          (b) by the Acquiror, if (i) the Company is in breach of any covenant, representation or warranty contained in this Agreement which would cause any of the conditions provided in Section 6.2(a) or 6.2(b) not to be satisfied and such breach has not been cured (if curable) within ten (10) Business Days following receipt by the Company of written notice of such failure describing the extent and nature thereof in reasonable detail or (ii) there has been any breach of any covenant, representation or warranty contained in this Agreement that renders the conditions set forth in Section 6.2(a) or 6.2(b) incapable of being satisfied by the Outside Date; provided that Acquiror is not in material default of its obligations hereunder;
          (c) by the Company, if the Acquiror is in breach of any covenant, representation or warranty contained in this Agreement which would cause any of the conditions provided in Section 6.3(a) or 6.3(b) not to be satisfied and such breach has not been cured (if curable) within ten (10) Business Days following receipt by the Acquiror of written notice of such failure describing the extent and nature thereof in reasonable detail or (ii) or there has been any breach of any covenant, representation or warranty contained in this Agreement that renders the conditions set forth in Section 6.3(a) or 6.3(b) incapable of being satisfied by the Outside Date; provided that the Company is not in material default of its obligations hereunder;
          (d) by either the Acquiror or the Company if there shall be in effect a final, nonappealable Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the Parties shall use all commercially reasonable efforts to promptly appeal any adverse determination which is not nonappealable and diligently pursue such appeal; or
          (e) by either the Acquiror or the Company if the Merger shall not have been consummated by April 30, 2010 for any reason other than delay or nonperformance of the Party seeking such termination (the “Outside Date”) provided, however, that (i) if the Extension (as defined in Section 7.1) is elected, then the Outside Date shall be May 7, 2010 and (ii) if the reason the Merger shall not have been consummated on or prior to the Outside Date is due to the waiting period under HSR having not expired or terminated, then the Outside Date shall automatically be extended to June 15, 2010.
     SECTION 8.2. Procedure Upon Termination. In the event of termination and abandonment by the Acquiror or the Company, or both, pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other Party and this Agreement shall terminate, and the Merger shall be abandoned, without further action by the Acquiror or the Company.
     SECTION 8.3. Effect of Termination. Upon the termination of this Agreement in accordance with Section 8.1 hereof, the Parties shall be relieved of any further obligations under this Agreement; provided that no such termination shall relieve any Party hereto from liability for any material breach by a Party of any representation, warranty or covenant set forth in this Agreement; provided, further, that the obligations of the Parties set forth in Article IX hereof shall survive any such termination and shall be enforceable after such termination.
ARTICLE IX
INDEMNIFICATION
     SECTION 9.1. Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing and shall remain operative and in full force and effect for a period of one (1) year from the Closing; provided that, notwithstanding the foregoing, the representations and warranties in (a) Sections 3.18(Taxes and Tax Matters) shall survive until three (3) months after the applicable statue of limitations (including any extensions and waivers thereof) has expired, (b) 3.19 (Environmental Matters) shall survive for three (3) years from the Closing and (c) the representations and warranties in Sections 3.1 (Organization and Qualification), 3.2 (Subsidiaries), 3.3 (Corporate Records), 3.4 (Capitalization; Owners of Shares), 3.5 (Authority; Binding Obligation), 3.20 (Intellectual Property; Software, but only with respect to Losses arising out of or relating to the Inverter IP), 3.24 (Broker’s Fees), 4.1(Organization and Qualification), 4.2 (Capitalization), 4.3 (Authority; Binding Obligation) (clauses (a) through (c) collectively, the “Excluded Representations”), shall survive indefinitely. All covenants and agreements contained in this Agreement which are to be performed post-Closing will survive the Closing in accordance with their terms. Any Claim pending on the expiration date of the survival period for which an applicable written notice has been given in accordance with this Article IX on or before such expiration date may continue to be asserted and indemnified against until finally resolved. Any claim for indemnification not made by the Acquiror on or prior to that date will be irrevocably and unconditionally released and waived.

     SECTION 9.2. Indemnification by the Shareholders. Subject to Sections 9.1 and 9.5, the Shareholders (other than those holding Dissenting Shares), severally (i.e., based on the Pro Rata Share) and not jointly, shall indemnify and hold harmless the Acquiror, the Acquiror Sub and their respective officers, directors and Affiliates (the “Acquiror Indemnified Parties”) from and against any Losses incurred by them related to, or arising directly or indirectly out of:
          (a) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement or the Company Documents or contained in a certificate of any officer of the Company delivered pursuant thereto;
          (b) any breach of any covenant or obligation of the Company contained in this Agreement or the Company Documents, including for the avoidance of doubt Section 2.3 and any material uncured breach of the Operating Guidelines (subject to any applicable limitations set forth in Section 2.3);
          (c) any liability or obligation related to Closing Date Indebtedness, Evans Advance or Unsatisfied Transaction Costs in excess of the amount set forth in the Closing Statement;
          (d) any and all Taxes of the Company with respect to Pre-Closing Tax Periods and the portion of any Straddle Period ending on the Closing Date and any and all Tax claims resulting from, arising out of or relating to: (i) any Taxes imposed on the Company with respect to any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date, (ii) all liability for Taxes of the Company arising (directly or indirectly) as a result of the transactions contemplated hereunder, (iii) any inaccuracy of a representation or warranty or breach of any covenant or obligation, in each case with respect to Taxes set forth herein, (iv) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee, successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date, and (v) the Transfer Taxes for which the Shareholders are liable pursuant to Section 5.9(e) hereunder;
          (e) any error in the Closing Statement relating to the allocation of the Merger Consideration among the Shareholders; and
          (f) fraud or intentional material misrepresentation, including with respect to the operation of the business following the Closing by the Surviving Company.
     It is further understood and agreed that notwithstanding any several liability set forth above, no Shareholder shall have any liability for any representation, warranty, covenant or agreement that relates specifically to another Shareholder. By way of illustration only, no Shareholder shall be liable for the breach or inaccuracy of the second sentence of Section 3.4 except for the Shareholder for whom such representation was breached or inaccurate and such Shareholder shall be fully liable for such breach or inaccuracy subject to the limitations set forth in this Article IX.

     SECTION 9.3. Indemnification by the Acquiror. Subject to Section 9.1 and 9.5, the Acquiror and Acquiror Sub jointly and severally agree to indemnify and hold the Shareholders and their respective officers and directors (the “Shareholder Indemnified Parties”) harmless from and against any Losses incurred by them related to, or arising directly or indirectly out of:
          (a) any inaccuracy or breach of a representation or warranty of the Acquiror or the Acquiror Sub contained in this Agreement or the Acquiror Documents;
          (b) any breach of any covenant or obligation of the Acquiror or the Acquiror Sub contained in this Agreement or the Acquiror Documents, including for the avoidance of doubt Section 2.3 and any material uncured breach of the Operating Guidelines and any failure to timely pay the Merger Consideration when payable hereunder (subject to any applicable limitations set forth in Section 2.3);
          (c) any obligation related to Closing Date Indebtedness, the Evans Advance or Unsatisfied Transaction Costs less than the amount set forth in the Closing Statement; and
          (d) any and all Taxes of the Company with respect to Post-Closing Tax Periods and the portion of any Straddle Period beginning after the Closing Date and any and all Tax claims resulting from, arising out of or relating to: (i) any Taxes imposed on the Company with respect to any Post-Closing Tax Period and the portion of any Straddle Period beginning after the Closing Date, (ii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee, successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring after the Closing Date, and (iii) the Transfer Taxes for which the Acquiror is liable pursuant to Section 5.9(e) hereunder; and
          (e) any violation of the WARN Act by Acquiror after Closing.
     SECTION 9.4. Notice of Claim.
          (a) If any action is brought against any Person entitled to indemnification pursuant to Section 9.2 or 9.3 (a “Claimant”), in respect of a claim under Section 9.2 or 9.3 (an “Indemnifiable Claim”), the Claimant shall promptly notify the liable party therefore (the “Indemnifying Party”) in writing of the institution of such Indemnifiable Claim (but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability the Indemnifying Party may have except to the extent such failure prejudices the Indemnifying Party); provided, however, the Parties agree to provide such notice as soon as reasonably commercially practicable. If a Claimant becomes aware of a possible Indemnifiable Claim (before the institution of such Indemnifiable Claim which is addressed in the preceding sentence and which proceeding sentence shall govern upon the institution of such Indemnifiable Claim), the Claimant shall use its commercially reasonable efforts to promptly notify the Indemnifying Party in writing of Claimant’s knowledge of such possible Indemnifiable Claim.
          (b) Subject to the provisions of this Section 9.4, the Indemnifying Party shall have the right to assume and direct the defense against, negotiate, settle or otherwise deal with an Indemnifiable Claim, including the employment of counsel, and all fees, costs and expenses incurred in connection with defending or settling the Indemnifiable Claim by the Indemnifying Party shall be borne solely by the Indemnifying Party; provided, however, that such counsel must be satisfactory to the Claimant in the exercise of its reasonable judgment. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with such Indemnifiable Claim, it shall within seven (7) Business Days (or sooner, if the nature of the Indemnifiable Claim so requires), notify the Claimant of its intent to do so and the Claimant agrees to cooperate fully with the Indemnifying Party and its counsel in the settlement, compromise of, or defense against, any such asserted liability.
          (c) The Indemnifying Party shall have the right to assume control of the defense of, negotiate, settle or otherwise deal with such Indemnifiable Claim on such terms as they deem appropriate; provided, however, the Indemnifying Party shall not settle or compromise any claim or permit a default or consent to entry of any judgment without the prior written consent of the Claimant, which consent shall not be unreasonably withheld or delayed, (i) unless such settlement, compromise or consent includes an unconditional release of the Claimant and its officers, directors, employees and affiliates from all liability arising out of such Indemnifiable Claim (to the extent any such persons are named in the Indemnifiable Claim), (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Claimant and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Claimant (“Settlement Conditions”).
          (d) If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Indemnifiable Claim, fails to notify the Claimant of its election as herein provided or contests its obligation to indemnify the Claimant, the Claimant may defend against, negotiate, settle or otherwise deal with such Indemnifiable Claim. If the Claimant defends such Indemnifiable Claim, then the Indemnifying Party shall reimburse the Claimant for the reasonable out-of-pocket expenses of defending such Indemnifiable Claim, provided that Claimant shall not settle or compromise any claim or permit a default or consent to entry of any judgment without the prior written consent of the Claimant, which consent shall not be unreasonably withheld or delayed, unless the Settlement Conditions are satisfied.
          (e) Notwithstanding an election by the Indemnifying Party to assume the defense of such action or proceeding, the Claimant shall have the right, at its sole cost and expense, to employ one firm of separate counsel (and one firm of local counsel) and to monitor the defense of such action or proceeding; provided, however the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses at least quarterly), if (i) the use of counsel chosen by the Indemnifying Party to represent the Claimant would present such counsel with a conflict of interest that would have a material adverse effect on the Claim as determined by counsel for the Indemnifying Party, (ii) the defendants in, or targets of, any such action or proceeding include both a Claimant and the Indemnifying Party, and the Indemnifying Party shall have reasonably concluded that there may be legal defenses available to Claimant that are different from or additional to those available to the Indemnifying Party and the Indemnifying Party desires to have Claimant’s counsel pursue such legal defenses or (iii) the Indemnifying Party shall authorize, in writing, the Claimant to employ separate counsel at the expense of the Indemnifying Party.

          (f) The Claimant shall cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. All reasonable, third party costs and expenses incurred in connection with a Claimant’s cooperation shall be borne by the Indemnifying Party. In any event, the Claimant shall have the right at its own expense to participate in the defense of such asserted liability. The party controlling the defense of any such asserted liability shall deliver, or cause to be delivered to the other party, upon the request of the other party, copies of all non-privileged correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of any such claim, and timely notices of, and the right to participate in (as an observer) in any hearing or other court proceeding relating to such claim.
          (g) A claim for indemnification for any matter not involving a third-Person claim shall be promptly asserted by written notice to the party from whom indemnification is sought; provided, however, that failure to so notify the Indemnifying Party shall not preclude the Claimant from any indemnification which it may claim in accordance with this Article IX, except to the extent such failure materially prejudices the Indemnifying Party.
          (h) In the event that an Acquiror Indemnified Party makes any claim for indemnification pursuant to this Article IX that is not resolved prior to a date on which payments of the Additional Consideration are made to the Shareholders, the Acquiror may withhold that portion of the Additional Consideration (including any accrued interest thereon) that the Acquiror or the Surviving Company believes in good faith is necessary to satisfy such unresolved claim until such time as such indemnification claims are resolved as provided herein, and interest shall continue to accrue on any such withheld portion until resolution of the indemnification claims.
          (i) With respect to indemnification claims that are resolved in favor of an Acquiror Indemnified Party, prior to bringing any claims against the Shareholders pursuant to Section 9.4 or otherwise, the Acquiror shall first set off any Losses related thereto, and to which an Acquiror Indemnified Party may be entitled, against any portion of the Additional Consideration (including any accrued interest thereon) that has not been paid to the Shareholders. (ii) To the extent such indemnification claims are resolved in favor of the Shareholders, the Acquiror shall promptly remit to the Exchange Agent for the benefit of the Shareholders the amounts, if any, of the Additional Consideration that the Acquiror withheld pursuant to this Article IX (together with all interest accrued thereon) promptly following the resolution of any such claim.
          (j) The good faith exercise by the Acquiror of the right of set-off provided by this Section 9.4, whether or not ultimately determined to be justified, shall not constitute a violation of this Agreement or otherwise result in any liability to the Acquiror so long as remittance is made in accordance with Section 9.4(i). Neither the exercise nor the failure to exercise such right of set-off will constitute an election of remedies or will limit an Acquiror Indemnified Party in any manner in the enforcement of any other remedies that may be available to it.

          (k) To the extent that the Additional Consideration (including any accrued interest thereon) shall be insufficient to provide recovery against any Losses (after giving effect to pending claims and the payment to the Shareholders, or set-off by the Acquiror pursuant to this Section 9.4, of the Additional Consideration), the Acquiror Indemnified Parties may institute a proceeding in accordance with Section 9.4 against the Shareholders seeking indemnification for such Losses, and the Shareholders shall, subject to the limitations and other provisions of this Article IX, assume and pay such indemnification obligations with respect to such Losses.
     SECTION 9.5. Limitations.
          (a) No Indemnifying Party shall have any liability under Sections 9.2(a), 9.2(b), 9.3(a) or 9.3(a) (other than with respect to Losses resulting from breaches of the representations and warranties set forth in the Excluded Representations) unless the aggregate amount of Losses incurred by the indemnified parties thereunder exceeds Four Hundred Thousand Dollars ($400,000) (the “Deductible”) and, in such event, the indemnifying party or parties shall only be required to pay the amount of all such Losses in excess of the Deductible. In addition, all Losses (i) that an Acquiror Indemnified Party has the right to assert against the Shareholders and (ii) that a Shareholder Indemnified Party has the right to assert against the Acquiror and Acquiror Sub under Sections 9.2(a), 9.2(b), 9.3(a) or 9.3(a), respectively (other than with respect to Excluded Representations), may not, in either case, exceed Seven Million Dollars ($7,000,000) in the aggregate. Notwithstanding anything in this Article IX or elsewhere in this Agreement to the contrary, no Shareholder shall have liability under this Article IX in excess of the amount of Merger Consideration received by such Shareholder hereunder, and the Acquiror shall have no liability under this Article IX to any single Shareholder (or his, her or its Affiliates) in excess of the amount of the Merger Consideration received by such Shareholder.
          (b) For all purposes of this Article IX, Losses shall be net of any amounts actually recovered by the Claimant under any insurance policies in effect prior to or after the Closing in connection with the facts giving rise to the right of indemnification (net of any deductible amounts and any other costs or expenses incurred in connection therewith, including, without limitation, retrospective and prospective premium adjustments and experience-based premium adjustments directly attributable to a claim for which indemnification is provided under this Article IX).
          (c) The Shareholders shall have no right of contribution or other recourse against the Company or its employees, directors, Affiliates, agents, attorneys, representatives, assigns or successors for any Indemnifiable Claims asserted by the Acquiror, Acquiror Sub their respective officers, directors, employees, agents and Affiliates, and the Shareholders further acknowledge and agree that the covenants and agreements of the Company are solely for the benefit of such parties.
          (d) Any amount paid under this Article IX shall be treated as an adjustment to the Merger Consideration.
     SECTION 9.6. Exclusivity of Remedy. The Parties acknowledge and agree that, except in the case of fraud or willful misconduct, following the Closing, the indemnification provisions of this Article IX shall be the sole and exclusive remedies of the Acquiror, Acquiror Sub, the Company and the Shareholders for any breach by the other Parties of the representations and warranties in this Agreement and for any failure by the other Parties to perform and comply with any covenants and agreements in this Agreement; provided, however, that each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in accordance with Section 9.9 of this Agreement to enforce specific performances of such covenant or agreement or seek any other equitable relief and receive prompt reimbursement for all of its reasonable attorneys’ fees and expenses to the extent that it is the prevailing party. Notwithstanding anything to the contrary herein, the existence of this Article IX and of the rights and restrictions set forth herein do not limit any legal remedy for claims based on fraud or intentional material misrepresentation, including with respect to the operation of the business following the Closing by the Surviving Company except that in such event rescission shall not be a remedy.
ARTICLE X
GENERAL PROVISIONS
     SECTION 10.1. Confidentiality. Each of the Company, the Acquiror and the Acquiror Sub agrees that, unless and until the transactions contemplated hereby shall have been consummated, the terms of the existing non-disclosure and confidentiality agreement dated as of November 26, 2008 between the Acquiror and the Company shall remain in full force and effect.
     SECTION 10.2. Notices. All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed to have been given (i) on the Business Day sent, when delivered by hand, electronic mail or facsimile transmission (with confirmation) during normal business hours, (ii) on the Business Day following the Business Day of sending, if delivered by an overnight courier recognized as providing services nationally in the United States or (iii) three (3) Business Days after being mailed to the recipient by certified or requested mail, return receipt requested and postage prepaid, in each case to such Party at its address (or number) set forth below or such other address (or number) as the Party may specify by notice to the other Parties hereto:

If to the Acquiror or Acquiror Sub:
Advanced Energy Industries, Inc.
1625 Sharp Point Drive
Fort Collins, CO 80525
Telephone: 970-407-4670
Facsimile: 970-407-5326
Attention: Thomas McGimpsey, General Counsel
Email: Tom.McGimpsey@aei.com
With a copy (which shall not constitute notice) to:
Hogan & Hartson L.L.P.
1470 Walnut Street, Suite 200
Boulder, CO 80304
Facsimile: 720-406-5301
Attention: Carin M. Cutler, Esq.
Email: cmcutler@hhlaw.com
If to the Company:
PV Powered, Inc.
20720 Brinson Blvd.
PO Box 7348
Bend, OR 97708
Telephone: 541/312-3832
Facsimile: 541/383-2348
Attention: Mr. Gregg Patterson, Chief Executive Officer
Email: greggpatterson@pvpowered.com
With a copy (which shall not constitute notice) to:
Gould & Ratner, LLP
222 N. LaSalle Street
Suite 800
Chicago, IL 60601
Telephone: (312) 236-3003
Facsimile: (312) 236-3241
Attention: Fredric D. Tannenbaum, Esq.
Email: ftannenbaum@gouldratner.com

    If to the Shareholder Representative:
Mr. Mark Fleischauer
821 Third Avenue
P. O. Box 2038
Longview, WA 98632
Telephone: (360) 423-5510
Facsimile: (360) 423-9170
Email: mfleisch@jhkelly.com
     SECTION 10.3. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     SECTION 10.4. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, (i) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible and (ii) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     SECTION 10.5. Entire Agreement; No Third-Person Beneficiaries. This Agreement (including the schedules and exhibits hereto), the Company Documents and the Acquiror Documents constitute the entire agreement between the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, written or oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any Party in entering into this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities.
     SECTION 10.6. Waiver; Amendment. Any provision of this Agreement may be amended or waived, but only if the amendment or waiver is in writing and signed by the Party or Parties that would have benefited by the provision waived or amended. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     SECTION 10.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment in violation of this Section 10.7 will be void; provided, that this Agreement (including the rights, interests and obligations hereunder) may be assigned by the Acquiror to any Affiliate of the Acquiror (although such an assignment will not relieve the Acquiror of its obligations under this Agreement). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
     SECTION 10.8. Expenses. Except as otherwise provided in this Agreement, each Party will bear all expenses incurred by it in connection with this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that all Transaction Expenses shall be paid on or prior to Closing or pursuant to Section 2.7. Notwithstanding the foregoing and except as otherwise paid pursuant to Section 2.7, the Shareholders shall be responsible for, and shall pay directly or promptly reimburse the Acquiror for amounts paid by or on behalf of the Acquiror for Transaction Expenses incurred by the Company prior to Closing and any and all sales, transfer, use or other Taxes assessed upon or with respect to the transfer of the Company Shares as set forth in this Agreement, the Company Documents and the Acquiror Documents and the consummation of the transactions contemplated hereby and thereby. All fees and expenses of the Exchange Agent shall be borne by the Acquiror, and the filing fees related to any filing made pursuant to the HSR Act shall be borne equally by the Acquiror, on the one hand, and the Shareholders, on the other hand.
     SECTION 10.9. Specific Performance. Without limiting or waiving in any respect any rights or remedies of the Acquiror or Acquiror Sub under this Agreement now or hereafter existing at law in equity or by statute, or otherwise provided in Section 9.6 hereof, (a) the Acquiror or Acquiror Sub shall be entitled to such specific performance of the obligations to be performed by the other Parties in accordance with the provisions of this Agreement and (b) the Company and Shareholder Representative shall be entitled to such specific performance of the obligations to be performed by the other Parties in accordance with the provisions of this Agreement. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.
     SECTION 10.10. Governing Law; Disputes. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), shall be governed by and construed in accordance with the internal laws of the State of Colorado. Any action against any Party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Colorado and the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Colorado over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action.
     SECTION 10.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. Any signature pages of this Agreement transmitted in .pdf format or by facsimile will have the same legal effect as an original executed signature page.
     SECTION 10.12. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of the Acquiror shall have any liability for any obligations or liabilities of the Acquiror under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
     SECTION 10.13. Interpretation.
          (a) In this Agreement, unless the context otherwise requires, references:
               (i) to the Preamble or to the Recitals, Sections, Annexes, Exhibits or Schedules are to the Preamble or a Recital or Section of, or Annex, Exhibit or Schedule to, this Agreement;
               (ii) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to the section;
               (iii) to any Governmental Entity include any successor to that Governmental Entity; and
               (iv) to this Agreement are to this Agreement and the Annexes, Exhibits and Schedules hereto, taken as a whole.
          (b) The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.
          (c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”
          (d) Whenever the words “herein” or “hereunder” are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section.
          (e) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

     SECTION 10.14. Shareholder Representative.
          (a) In order to efficiently administer the defense and/or settlement of any claims for indemnity by an Acquiror Indemnified Party pursuant to Article IX, Mark Fleischauer, is hereby irrevocably appointed to serve as the sole and exclusive representative of the Shareholders (the “Shareholder Representative”) as the Shareholders’ sole, exclusive, true and lawful agent, representative and attorney-in-fact to act for and on behalf of the Shareholders. The Shareholder Representative shall have full and exclusive power and authority to make all decisions relating to the defense and/or settlement of any claims for which any Acquiror Indemnified Party may claim to be entitled to indemnity pursuant to Article IX, all decisions and actions relating to any adjustment to the Merger Consideration or any modification of, settlement with respect to or timing of the payment of the Additional Consideration pursuant to Article II, to approve any modifications to the 2010 Plan and otherwise act on behalf of the Shareholders with respect to matters relating to the conduct of the business of the Company during the Earn-Out Period pursuant to Section 2.3, and otherwise to act on behalf of the Shareholders in all respects with respect to this Agreement, including, without limitation, the amendment or termination of such agreements. All decisions and actions by the Shareholder Representative shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same. In the event of the death, incapacity or resignation of the Shareholder Representative, the Shareholders holding a majority of the Common Stock (excluding the holders of any Dissenting Shares) immediately prior to the Effective Time (the “Majority Shareholders”) shall promptly appoint a substitute Shareholder Representative which shall be reasonably acceptable to Acquiror; provided, however, in no event shall the Shareholder Representative resign without the Majority Shareholders having first appointed a substitute Shareholder Representative who shall assume such duties immediately upon the resignation of such Shareholder Representative.
              (b) Neither Acquiror, Acquiror Sub nor the Surviving Company shall have the right to object to, protest or otherwise contest any matter related to the procedures for action being taken by the Shareholder Representative as between the Shareholder Representative and the Shareholders. Acquiror, Acquiror Sub and the Surviving Company waive any claims they may have or assert, including those that may arise in the future, against the Shareholder Representative or any of his Affiliates that relate to the Shareholder Representative’s role as such, including any claims for any action or inaction taken or not taken by the Shareholder Representative in connection herewith.
          (c) Each Shareholder that accepts payment of consideration in respect of the Merger as contemplated herein shall be deemed, by such acceptance of payment, or by his, her or its execution of the Letter of Transmittal, as the case may be, to have agreed that (i) the provisions of this Section 10.14 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies such Shareholder may have in connection with the transactions contemplated by this Agreement, (ii) the remedy at law for any breach of the provisions of this Section 10.14 would be inadequate, (iii) such Shareholder shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if such Shareholder brings an action to enforce the provisions of this Section 10.14 and (iv) the provisions of this Section 10.14 shall be binding upon such Shareholders and the successors and assigns of such Shareholders.
          (d) In addition, each Shareholder that accepts payment of consideration in respect of the Merger as contemplated herein shall be deemed, by such acceptance of payment, or by his, her or its execution of the Letter of Transmittal, as the case may be, to:
          (i) have waived any claims he, she or it may have or assert, including those that may arise in the future, against the Shareholder Representative and any of his Affiliates, for any action or inaction taken or not taken by the Shareholder Representative in connection therewith; and
          (ii) have accepted such Shareholder’s obligations with respect to such Shareholder’s liability for amounts to be reimbursed to the Acquiror pursuant to Article IX.
          (e) Acquiror and Acquiror Sub acknowledge and agree that the Shareholder Representative shall not incur any liability with respect to any action taken or suffered by him or omitted while acting as the Shareholder Representative pursuant to the terms and conditions of this Agreement, except for the gross negligence or willful misconduct the Shareholder Representative. The Shareholder Representative may, in all questions arising hereunder, rely on the advice of counsel and other professionals. The Shareholder Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no other covenants or obligations shall be implied under this Agreement against the Shareholder Representative; provided, however, that the foregoing shall not act as a limitation on the powers of the Shareholder Representative determined by him to be reasonably necessary to carry out the purposes of his obligations hereunder. The Shareholder Representative shall be, and hereby is, indemnified and held harmless, jointly and severally, by the Shareholders from all losses, costs and expenses (including attorneys’ fees) that may be incurred by the Shareholder Representative as a result of the Shareholder Representative’s performance of his duties under this Agreement, provided that the Shareholder Representative shall not be entitled to indemnification for losses, costs or expenses that result from any action taken or omitted by the Shareholder Representative as a result of his willful misconduct or gross negligence.
          (f) Any notice or communication delivered by Acquiror, Acquiror Sub or the Surviving Company to the Shareholder Representative shall, as between Acquiror, Acquiror Sub and the Surviving Company, on the one hand, and the Shareholders, on the other hand, be deemed to have been delivered to all Shareholders. Acquiror, Acquiror Sub and the Surviving Company shall be entitled to rely exclusively upon any communication or writings given or executed by the Shareholder Representative in connection with any claims for indemnity and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Shareholder Representative. Acquiror, Acquiror Sub and the Surviving Company shall be entitled to disregard any notices or communications given or made by the Shareholders in connection with any claims for indemnity unless given or made through the Shareholder Representative.
     SECTION 10.15. Disclosure Schedules. Any matter that is listed or described on any Disclosure Schedule shall be deemed to have been disclosed for purposes of the representations and warranties contained in the related section of the Agreement, as well as for any other representations and warranties in the Agreement with respect to which such disclosure is responsive and is apparent from the disclosure contained therein. Disclosure of any information or document in any Disclosure Schedule is not a statement or admission that it is material or outside the Ordinary Course of Business or required to be disclosed herein. The information contained in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information contained herein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.
ARTICLE XI
DEFINITIONS
          For purposes of this Agreement, the following terms, and the singular and plural thereof, shall have the meanings set forth below:
          “2010 Plan” means the schedule delivered by the Company to the Acquiror dated March 10, 2010 and attached as Schedule 3.28 hereto.
          “Accredited Investor Questionnaire” is defined in Section 6.2(i).
          “Acquiror” is defined in the Preamble.
          “Acquiror Board” is defined in Section 2.3(f).
          “Acquiror Change in Control” shall be deemed to have occurred when (i) any “person” or “group” (as such terms are used in Sections 13(e) and 14(d) of the Exchange Act) is or becomes the beneficial owner of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Acquiror or (ii) the Acquiror (A) consolidates with or merges into any other corporation or any other corporation merges into the Acquiror, and in the case of any such transaction, the outstanding Acquiror Common Shares are changed or exchanged into other assets or securities as a result, unless the stockholders of the Acquiror immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the voting stock of the Acquiror immediately before such transaction, or (B) conveys, transfers or leases all or substantially all of its assets to any Person (other than a wholly-owned Subsidiary as a result of which the Acquiror becomes a holding company).
          “Acquiror Common Shares” is defined in Section 2.1.

          “Acquiror Decision” is defined in Section 2.3(b).
          “Acquiror Objection” is defined in Section 2.3(b).
          “Acquiror Documents” is defined in Section 4.3.
          “Acquiror Indemnified Parties” is defined in Section 9.2.
          “Acquiror Material Adverse Effect” means any change, occurrence, circumstance or development that has or would reasonably be expected to result in a material adverse effect, individually or in the aggregate, on (i) the business, assets, properties, results of operations, condition (financial or otherwise) or liabilities of the Acquiror or Acquiror Sub or (ii) the ability of the Acquiror or Acquiror Sub to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Acquiror Documents.
          “Acquiror Objection” is defined in Section 2.3(g).
          “Acquiror Sub” is defined in the Preamble.
          “Acquisition Transaction” is defined in Section 5.6.
          “Additional Consideration” is defined in Section 2.1(c).
          “Additional Consideration Pro Rata Percentage” is defined in Section 2.11(a).
          “Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such other Person and (ii) in the case of a Person who is a natural Person, also such Person’s spouse or child. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          “Aggregate Merger Consideration Payable at Closing” is defined in Section 2.1(b).
          “Agreement” is defined in the Preamble.
          “Arbiter” means a national or regional accounting firm that (together with its Affiliates) has not, in the two-year period prior to the date of this Agreement or at the applicable time of selection of the Arbiter, been engaged by the Company or the Acquiror, and has not been promised to be engaged by the Company or the Acquiror, and that is reasonably acceptable to the Acquiror and the Shareholder Representative.
          “Articles of Merger” is defined in Section 1.2.
          “Audited Financial Statements” is defined in Section 3.7(a).

          “Balance Sheet” is defined in Section 3.7(a).
          “Balance Sheet Date” is defined in Section 3.7(a).
          “Base Number” means the total number of issued and outstanding Common Shares after giving effect to the conversion of all issued and outstanding Preferred Shares into Common Shares immediately prior to the Closing pursuant to Article IV of the Company’s Articles of Incorporation and the number of Common Shares issued upon exercise of all outstanding Company Options and Company Warrants exercised prior to Closing, all as set forth in the Closing Statement.
          “Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in the City of Denver, Colorado generally are authorized or required by law or executive order to close.
          “Cash Consideration” is defined in Section 2.1(a).
          “Certificate” is defined in Section 2.7(a).
          “Change in Recommendation” is defined in Section 5.10.
          “Claimant” is defined in Section 9.4(a).
          “Closing” is defined in Section 7.1.
          “Closing Date” is defined in Section 7.1.
          “Closing Date Indebtedness” means all Indebtedness as of the Closing Date.
          “Closing Share Consideration” is defined in Section 2.1(b).
          “Closing Statement” is defined in Section 2.11(a).
          “Code” means the United States Internal Revenue Code of 1986, as amended.
          “Commercial Gross Revenue” is defined in Section 2.3(a).
          “Commercial Inverter Products” means the Company’s commercial inverter product line comprised of all versions of 30kW or above inverters shippable for revenue to customers for commercial, and not residential, use or application.
          “Common Shares” is defined in Section 2.4.
          “Company” is defined in the Preamble.
          “Company Benefit Plan” means any plan, program, policy, agreement or arrangement, whether or not written, that is or was an “employee benefit plan” as such term is defined in Section 3(3) of ERISA and any severance, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, termination, employment, and fringe benefit plan, program, policy, agreement or arrangement and (a) which was or is established by, participated in, or maintained by the Company or any ERISA Affiliate; (b) to which the Company or any ERISA Affiliate contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for the Company or any ERISA Affiliate and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.
          “Company Customer Contracts” means any Contract entered into by and between a Company customer and the Company for the acquisition of Commercial Inverter Products in excess of $20,000 per annum.
          “Company Documents” is defined in Section 3.5.
          “Company Intellectual Property” is defined in Section 3.20(a).
          “Company Licensed Software” is defined in Section 3.20(c).
          “Company Material Adverse Effect” means any change, occurrence, circumstance or development that has or would reasonably be expected to result in a material adverse effect, individually or in the aggregate, on (i) the business, assets, properties, results of operations, condition (financial or otherwise) or liabilities of the Company or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement or the Company Documents.
          “Company Option” means an option or right to purchase shares of the capital stock of the Company, as amended.
          “Company Option Plans” means the PV Powered, Inc. 2009 Stock Option, Restricted Stock, Bonus and Retention Plan and the PV Powered, Inc. 2006 Incentive Stock Option Plan.
          “Company Pension Plan” means any Company Benefit Plan that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.
          “Company Proprietary Software” is defined in Section 3.20(c).
          “Company Shares” is defined in Section 2.4.
          “Company Warrant” means a warrant or right to purchase shares of the capital stock of the Company.
          “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

          “Deductible” is defined in Section 9.5(a).
          “Dispute Notice” is defined in Section 2.3(e).
          “Dissenting Shares” is defined in Section 2.5.
          “Earn-Out Period” is defined in Section 2.3(b).
          “Earn-Out Statement” is defined in Section 2.4(a).
          “Effective Time” is defined in Section 1.2.
          “Encumbrance” means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Contract, lease, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.
          “Enforceability Exceptions” means except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies.
          “Environmental Laws” is defined in Section 3.19.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.
          “ERISA Affiliate” means any entity that is required to be aggregated with the Company as a single employer under Code Section 414.
          “Evans Advance” means an amount equal to $1.7 million as of the date of this Agreement and which shall not exceed $1.7 million as of the Closing Date without Acquiror’s prior written consent (which amount shall not bear any interest), that has been funded by Evans Renewable Holdings II, LLC to the Company for working capital purposes for the period from January 1, 2010 to the Closing Date pursuant to those certain Demand Promissory Notes issued by the Company to Evans Renewable Holdings II, LLC dated the date of the respective advances.
          “Exchange Agent” means an independent third party exchange agent to be identified by the Acquiror prior to the Closing, which person is reasonably satisfactory to the Company, the costs, fees and expenses of which are borne by the Acquiror.
          “Exchange Act” is defined in Section 4.6.
          “Excluded Representations” is defined in Section 9.1.

          “Financial Statements” is defined in Section 3.7(a).
          “GAAP” means United States generally accepted accounting principles as of the date hereof, consistently applied.
          “General Manager” means an officer of the Surviving Company serving as General Manager and Vice President of the Surviving Company as of the Closing, and who shall initially be Gregg Patterson.
          “Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
          “Gross Margin” means gross margin calculated in accordance with GAAP (consistently applied and as shown on the Company’s financial statements for the fiscal year ended December 31, 2009 and in the 2010 Plan).
          “Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “chemical substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on the real property leased by the Company cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon such real property or to adjacent properties; (iv) which contain without limitation polychlorinated biphenyls (PCBs), mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (v) which pose a hazard to human health, safety, natural resources, employees, or the environment.
          “HSR Act” is defined in Section 5.3(b).
          “Indebtedness” means, without duplication, (i) all principal, interest, fees, expenses and other amounts (including any and all prepayment premiums and breakage fees) in respect of (A) borrowed money incurred by the Company, whether from third parties or the Shareholders, and outstanding immediately prior to the Closing and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (iii) all obligations of such Person for reimbursement of any obligation or on any letter of credit, banker’s acceptance or similar credit transaction; (iv) all obligations of the type referred to in clauses (i) through (iii) of any other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, (v) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person) and (vi) the Transaction Expenses.
          “Indemnifiable Claim” is defined in Section 9.4(a).
          “Indemnifying Party” is defined in Section 9.4(a).
          “Interim CEO” means Interim CEO, Inc.
          “Interim CEO Payment” means an amount payable by the Shareholders to Interim CEO out of the Additional Consideration, if any, equal to one percent (1%) of the aggregate Additional Consideration payable pursuant to Section 2.3.
          “Interim Financial Statements” is defined in Section 3.7(a).
          “Inverter IP” is defined in Section 3.20(e).
          “IRS” means the Internal Revenue Service.
          “Knowledge” means (i) with respect to the Company, the actual knowledge of Gregg Patterson, Roger Laubacher, Erick Petersen and Steve Hummel (for purposes of Sections 3.11, 3.20, 3.25 and 3.26), after due inquiry of such Person’s directors and executive officers and all other officers and managers having direct responsibility relating to the applicable matter or, in the case of an individual, knowledge after due inquiry of such Persons, and (ii) with respect to the Acquiror or Acquiror Sub, the actual knowledge of Lawrence Firestone, Thomas McGimpsey and Charlie Loarridge, after due inquiry of such Person’s directors and executive officers and all other officers and managers having responsibility relating to the applicable matter.
          “Laws” means all applicable foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and assets thereof (including, without limitation, Laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention and environmental protection, including Environmental Laws) as of the applicable date.
          “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Entity in which the applicable Person is a party.
          “Letter of Transmittal” is defined in Section 2.7(a).
          “Losses” means any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (excluding incidental, consequential and punitive damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including third party attorneys’ and other professionals’ fees), whether or not involving third-Person claims. Notwithstanding the foregoing, Losses shall specifically exclude unplanned internal costs and expenses and diminution in value.
          “MAE Exceptions” means an Acquiror Material Adverse Effect or a Company Material Adverse Effect, as the case may be, however excluding any such effects arising out of or resulting from (a) changes in general economic, financial market or geopolitical conditions (except to the extent that such change, occurrence, circumstance or development has a significantly disproportionate adverse effect on the Company or Acquiror as the case may be as compared to other businesses), (b) general changes or developments in the industry in which the Company is engaged (except to the extent that such change, occurrence, circumstance or development has a significantly disproportionate adverse effect on the Company or Acquiror as the case may be as compared to other similarly situated businesses), (c) any outbreak or escalation of hostilities or war or any act of terrorism or other force majeure events, (d) any actions taken, or failure to take action, or such other changes or conditions, in each case, that Acquiror and Company have approved, consented to or requested in writing, or (e) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, or reduction in revenue from, Contracts with any customers, suppliers, distributors, partners or employees of the Company or Acquiror, as the case may be, and its Subsidiaries to the extent due to the announcement and performance of this Agreement or the identity of Acquiror or Company, as the case may be, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein.
          “Majority Shareholders” is defined in Section 10.14(a).
          “Material Contract” is defined in Section 3.14(a).
          “Merger” is defined in the Recitals.
          “Merger Consideration” is defined in Section 2.1(c).
          “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate contribute, have an obligation to contribute, or have at any time since September 2, 1974, contributed or been obligated to contribute.
          “Operating Guidelines” is defined in Section 2.3(b).
          “Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.
          “Ordinary Course of Business” means ordinary course of business consistent with past practices and reasonable business operations.
          “Oregon Law” is defined in the Recitals.
          “Outside Date” is defined in Section 8.1(e).

          “Party” and “Parties” is defined in the Preamble.
          “Per Share Additional Consideration” is defined in Section 2.4(a).
          “Per Share Closing Cash Consideration” is defined in Section 2.4(a).
          “Per Share Closing Share Consideration” is defined in Section 2.4(a).
          “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Entity.
          “Permitted Encumbrance” means (i) any Encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established consistent with the Company’s past practices, (ii) any statutory Encumbrance arising in the Ordinary Course of Business by operation of Law with respect to a liability that is not yet due or delinquent, (iii) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not materially impair the value or interfere with the present use of any of the assets of the property subject to such Encumbrance, or (iv) any Encumbrance as set forth in Schedule 3.13.
          “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity or Governmental Entity.
          "Pre-Closing Period” is defined in Section 3.18(r).
          “Pre-closing Taxes” is defined in Section 5.9(b).
          “Pre-Closing Tax Period” is defined in Section 5.9(b).
          “Preferred Shares” is defined in Section 2.4.
          “Proprietary Rights” means all intellectual property rights, including patents, trademarks, service marks, copyrights, trade names, trade dress, designs, domain names, proprietary processes, proprietary knowledge (including trade secrets and know-how) and all registrations and applications and renewals for any of the foregoing and all goodwill associated therewith.
          “Pro Rata Share” means, as to each Shareholder, (i) the total number of issued and outstanding Common Shares held by such Shareholder, after giving effect to the conversion (or deemed conversion) of all issued and outstanding Preferred Shares into Common Shares immediately prior to the Closing in accordance with Section IV of the Articles of Incorporation of the Company and the exercise of all Company Options and Company Warrants to be exercised immediately prior to the Closing divided by (ii) the Base Number.
          “Proxy Statement” is defined in Section 5.10.

          “PV Commercial Revenue” means revenue recognized in accordance with the revenue recognition policies of the Company and of the Acquiror under U.S. GAAP (consistently applied and as shown on the Company’s income statement for the fiscal year ended December 31, 2009 and in the 2010 Plan) during the fiscal year ending December 31, 2010 from the sale of Commercial Inverter Products manufactured in and shipped from the United States.
          “Real Property Leases” is defined in Section 3.12.
          “Related Persons” is defined in Section 3.22.
          “Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.
          “Releases” is defined in Section 6.2(h).
          “Shareholder” or “Shareholders” means a holder or the holders of the Common Shares and/or the Preferred Shares immediately prior to the Effective Time.
          “Shareholder Indemnified Parties” is defined in Section 9.3.
          “Shareholder Representative” is defined in Section 10.14.
          “Shareholder Representative Confidentiality Agreement” is defined in Section 2.3(f).
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Special Meeting” is defined in Section 5.10.
          “Straddle Period” is defined in Section 5.9(b).
          “Subsidiary” means a corporation, partnership, joint venture or other entity of which a Person owns, directly or indirectly, at least fifty percent (50%) of the outstanding securities or other interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body or otherwise exercise control of such entity.
          “Superior Competing Transaction” means any bona fide written proposal for an Acquisition Transaction which the Board of Directors of the Company determines in its good faith judgment (based on the opinion of outside counsel or another financial advisor of nationally recognized reputation, and after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law), to be more favorable to the Shareholders from a financial point of view than the Merger and the other transactions contemplated hereby.
          “Surviving Company” is defined in Section 1.1.
          “Targets” is defined in Section 2.3(a).
          “Taxes” mean (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any Governmental Entity or taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and custom’s duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; (iii) any liability for the payment of any amounts of the type described in (i) as a result of being a person required by law to withhold or collect taxes imposed on another person; (iv) any liability for the payment of amounts of the type described in (i), (ii) or (iii) as a result of being a transferee of, or a successor in interest to, any person or as a result of an express or implied obligation to indemnify any person; and (v) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (i), (ii), (iii) or (iv).
          “Tax Proceeding” is defined in Section 5.9(d).
          “Tax Returns” means any return, statement, declaration, form, report, claim for refund or credit, or information return or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.
          “Tax Statement” is defined in Section 5.9(b).
          “Terminating Agreement” is defined in Schedule 3.20(e).
          “Transaction Expenses” means (i) the aggregate amount of all out-of-pocket fees and expenses incurred on or before the Closing Date and payable by the Shareholders and the Company in connection with the transactions contemplated by this Agreement, including out-of-pocket expenses incurred by the Shareholders and the Company in connection with the sale or attempted sale of the Company plus, (ii) the fees payable to Interim CEO at the Closing pursuant to the terms and conditions of the Agreement dated August 15, 2008 between the Company and Interim CEO.
          “Transfer Taxes” is defined in Section 5.9(d).
          “Transitioned Employee” is defined in Section 5.15.

          “Unsatisfied Transaction Costs” means any costs incurred by the Company or any shareholder of the Company in connection with the transactions contemplated hereby, which costs may be attributable to the Company and have not been paid as of the Effective Time.
          “WARN” is defined in Section 3.15.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.
[This Page Intentionally Left Blank; Signature Page Follows.]

     IN WITNESS WHEREOF, the Acquiror, the Acquiror Sub and the Company have executed and delivered, or have caused this Agreement to be duly executed and delivered, as of the date first set forth hereinabove.

ACQUIROR:	ADVANCED ENERGY INDUSTRIES, INC.

	By:	/s/ Dr. Hans Betz
	Name:	Dr. Hans G. Betz,
	Title:	Chief Executive Officer

ACQUIROR SUB:	NEPTUNE ACQUISITION SUB, INC.

	By:	/s/ Thomas O. McGimpsey
	Name:	Thomas O. McGimpsey
	Title:	Vice President & Corporate Secretary

THE COMPANY:	PV POWERED, INC.

	By:	/s/ Mark Fleischaurer
	Name:	Mark Fleischauer
	Title:	Chairman of the Board